Exhibit 10.26

CREDIT AGREEMENT

dated as of

June 7, 2023

among

ZINCFIVE, INC.,

as Borrower,

THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

OIC INVESTMENT AGENT, LLC,

as Administrative Agent and Collateral Agent

$80,000,000 Senior Secured Term Loan Facility

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Note
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Reserve Capex Schedule
Exhibit E	-	Form of Environmental, Social and Governance Report
Exhibit F	-	Form of Operating Budget
Exhibit G	-	Form of US Facility Budget
Exhibit H	-	Form of Warrant Agreement
Exhibit I	-	Form of Mortgage
Exhibit J	-	Form of Compliance Certificate
Exhibit K-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit K-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit K-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit K-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Annex I	-	Commitments
Annex II	-	Prepayment Premium Calculations
Annex III	-	Lending Offices
Annex IV	-	Additional Warrant Share Amount
Schedule 3.04	-	Authorizations
Schedule 3.06	-	Litigation
Schedule 3.07	-	Environmental Matters
Schedule 3.09	-	Material Project Documents
Schedule 3.16	-	Title
Schedule 3.20(a)	-	Loan Parties
Schedule 3.20(b)	-	Capital Stock Options
Schedule 3.21(b)	-	Permitted Indebtedness
Schedule 3.22	-	Transactions with Affiliates
Schedule 3.23	-	Accounts
Schedule 5.06	-	Insurance Requirements
Schedule 6.02	-	Indebtedness

-v-

This Credit Agreement (this “Agreement”) is dated as of June 7, 2023, among ZINCFIVE, INC., a Delaware corporation (“Borrower”), the Subsidiary Guarantors on the signature pages hereto, each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”) and OIC INVESTMENT AGENT, LLC, as the Administrative Agent (as defined herein) and the Collateral Agent (as defined herein).

WHEREAS, the ZincFive Companies manufacture batteries and assemble them for use as backup power for mission critical industries (the “Business”);

WHEREAS, Borrower has requested Lenders to extend, and Lenders have agreed to extend, (a) Loans to be requested on the Closing Date, in an aggregate principal amount of $40,000,000, with $10,000,000 to be received by Borrower on the Closing Date and $30,000,000 on June 26, 2023, (b) Loans on the Second Installment Date, in an amount up to $15,000,000 and (c) thereafter, Incremental Loans in an amount up to $25,000,000, in each case subject to the terms and conditions herein, including Section 2.13 and Section 4.02;

WHEREAS, the credit facility provided hereunder will be secured by the grant to the Collateral Agent, for the benefit of the Secured Parties, of a first-priority Lien on the Collateral (subject to Permitted Liens); and

WHEREAS, the Lenders are willing to provide the credit facility described herein upon the terms and subject to the conditions set forth herein and in the other Financing Documents.

NOW, THEREFORE, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accrued Interest” means the payment-in-kind of interest in respect of the Loans by increasing the outstanding principal amount of the Loans.

“Accrued Premium” means the payment-in-kind of Equity Commitment Deficiency Premium by increasing the outstanding principal amount of the Loans.

“Additional Material Project Documents” means any contract, or series of related contracts entered into after the Closing Date (a) with a Loan Party on one side of the transaction and a Chinese Subsidiary or another Affiliate (that is not a Loan Party) on the other side and (b) that any ZincFive Company is or becomes party to that provides for the payment by, or receipt by, any ZincFive Company of, or the provision to any ZincFive Company of, revenues, goods, grants, guarantees, benefits, equipment or services with a value in excess of the greater of (x) $5,000,000 and (y) 10% of TTM Consolidated EBITDA in any year (excluding purchase orders for raw materials consistent with the Operating Budget and ordinary course customer purchase orders for the sale of inventory (e.g. cabinets) by a ZincFive Company).

“Additional Loans” has the meaning assigned to such term in Section 2.01(a).

“Additional Warrants” means the additional warrants to be granted by Borrower to the Lenders or any of their Affiliates in connection with the Additional Loans pursuant to warrant agreements in substantially the same form as the Warrant Agreement.

“Additional Warrant Share Amount” means, as of the date of determination with respect to any Additional Loans requested by the Borrower, a number of shares of Class A Common Stock equal to (a) the Maximum Class A Shares multiplied by (b) the Applicable Warrant Percentage minus (c) the number of shares of Class A Common Stock issuable, or previously issued, upon exercise of the Warrant Agreements granted prior to such date of determination, as adjusted for any events described in Section 6 of the Warrant Agreements. An example calculation is set forth on Annex IV for illustrative purposes.

“Administrative Agent” means OIC Investment Agent, LLC, in its capacity as administrative agent for the Lenders hereunder, and any permitted assignee or successor thereto pursuant to Article VIII.

“Administrative Questionnaire” means a questionnaire, in a form supplied by the Administrative Agent, completed by a Lender or an assignee of a Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that at such time directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Reimbursement Amount” means any fees or other amounts payable to the Administrative Agent and the Collateral Agent, in their respective capacity as and in compensation of their respective role as the Administrative Agent and Collateral Agent, together with their respective successors in such capacity, under the terms of the Agent Reimbursement Letter or any replacement thereof.

“Agent Reimbursement Letter” means that certain Agent Reimbursement Letter, dated as of the date hereof, by and among Borrower, the Administrative Agent and the Collateral Agent.

“Agent or Discount Fees” means the Agent Reimbursement Amounts and any other fees payable in accordance with Section 2.06(a) or (b).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent. “Agreement” has the meaning assigned to such term in the preamble.

“Anti-Corruption Laws” means any law of any jurisdiction relating to corruption in which any ZincFive Company performs business, including the FCPA, the U.K. Bribery Act, and where applicable, legislation relating to corruption enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Anti-Corruption Prohibited Activity” means the offering, payment, promise to pay, authorization or the payment of any money or the offer, promise to give, given, or authorized giving of anything of value, to any Government Official or to any person under the circumstances where the Person, such Person’s Affiliate’s or such Person’s representative knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in his or her official capacity, (b) inducing such Government Official to do or omit to do any act in relation to his or her lawful duty, (c) securing any improper advantage, or (d) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist such Person in obtaining or retaining business for or with, or in directing business to, any Person, in the case of any of clauses (a) through (d), in violation of any applicable Anti-Corruption Laws.

“Anti-Money Laundering Laws” means the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and all money laundering-related laws of the United States and other jurisdictions where such Person conducts business or owns assets, and any related or similar law issued, administered or enforced by any government authority.

“Applicable Law” means with respect to any Person, property or matter, any of the following applicable thereto: any constitution, writ, injunction, statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, court decision, Authorization, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority, whether in effect as of the date hereof or thereafter and, in each case, as amended, including Environmental Laws.

“Applicable Warrant Percentage” means, as of any date of determination with respect to any Additional Loans requested by the Borrower, a percentage equal to the product of (a) (i) the aggregate principal amount of the Loans as of such date (taking into account such Additional Loans to be borrowed and without regard to the prior repayment of the principal amount of the Loans or any portion thereof), divided by (ii) $80,000,000, multiplied by (b) 12.0%.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorization” means any consent, waiver, variance, registration, filing, declaration, agreement, notarization, certificate, license, tariff, approval, permit, orders, authorization, exception or exemption from, by or with any Governmental Authority, whether given by express action or deemed given by failure to act within any specified period, and all corporate, creditors’, shareholders’ and partners’ approvals or consents.

“Authorized Representative” means, with respect to any Person, the chief executive officer, the chief financial officer or any other appointed officer of such Person as may be designated from time to time by such Person in writing. Any document or certificate delivered under the Financing Documents that is signed by an Authorized Representative may be conclusively presumed by the Administrative Agent and the Lenders to have been authorized by all necessary corporate, limited liability company or other action on the part of the relevant Person.

“BC2Ultra Cabinets” means a Data Center UPS battery cabinet produced by ZincFive Companies consisting of 37-39 batteries with a cabinet rating of at least 333kW.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy” means with respect to any Person (a) commencement by such Person of any case or other proceeding (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; (b) commencement against such Person of any case or other proceeding of a nature referred to in clause (a)(i) or (a)(ii) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (c) commencement against such Person of any case or other proceeding seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (d) such Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or (e) such Person shall admit in writing its inability to pay its debts as they become due or shall make a general assignment for the benefit of its creditors.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blue Earth” means Blue Earth Power Performance Solutions, Inc., an Oregon corporation.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board Observer Rights Agreement” means that certain Board Observer Rights Agreement, dated as of the date hereof, by and among Borrower and the Lenders.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing Request” means a request by Borrower for a Loans in accordance with Section 2.01 and substantially in the form of Exhibit C.

“Business” has the meaning assigned to such term in the recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to close.

“Called Principal” means the aggregate principal amount of the Loans that are to be paid or prepaid pursuant to this Agreement (other than in the case of Section 2.05(b)(v)), including that has become or is declared to be immediately due and payable pursuant to the last paragraph of Section 7.01), as the context requires.

“Capital Expenditures” means with respect to any Person, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities and including that portion of payments under Capital Lease Obligations that are capitalized on the balance sheet of such Person) by such Person and its Subsidiaries which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or any other amounts under any lease of (or other arrangements conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP.

“Capital Rights” means all (a) options, warrants, purchase rights, conversion rights, convertible or exchangeable securities and other rights to subscribe for, purchase or otherwise acquire any Capital Stock, with or without payment of consideration, whether immediately or upon the occurrence of any specified date or event(s) or the satisfaction or any condition(s), and (b) rights that confer on any Person the economic benefits and/or burdens of any Capital Stock, including a share of the profits and/or losses of, or distribution of the assets of the issuer of such Capital Stock (whether through stock appreciation, phantom equity, profit participation or other similar rights).

“Capital Stock” means, with respect to any Person (other than any natural person), any and all corporate or capital stock, shares, partnership interests, limited liability company interests, membership interests or units, Capital Rights or any other equity interests (however designated, whether voting or nonvoting, ordinary or preferred) of such Person, now or hereafter outstanding.

“Cash Equivalents” means:

(a)direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b)time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s or A-1 (or higher) according to S&P;

(e)securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f)shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)taxable and tax-exempt auction rate securities rated AAA by S&P and Aaa by Moody’s and with a reset of less than 90 days;

(h)money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A or higher by S&P and A-2 or higher by Moody’s and (iii) have portfolio assets of at least $500,000,000;

(i)funds or cash uninvested in a trust or deposit account of the Depositary Bank; and

(j)cash.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof (including any change in the reserve percentage under, or other change in, Regulation D) by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.08(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)Any of Tim Hysell, Bruce MacLean, or Tod Higinbotham shall cease to own the Capital Stock of Borrower held by such Person on the Closing Date, directly or indirectly, including through any trust, without the written consent of Administrative Agent, such consent not to be unreasonably withheld;

(b)Tim Hysell shall cease to be a member of the board of directors of Borrower unless as a result of Tim Hysell’s disability, incapacitation, death or retirement;

(b) Borrower shall cease to directly own 100% (on a fully diluted basis) of the aggregate voting and economic interests in the Capital Stock of any Subsidiary Guarantor;

(c)ZincFive Power shall cease to directly own 100% (on a fully diluted basis) of the aggregate voting and economic interests in the Capital Stock of a Chinese Subsidiary;

(d)the Existing Owners shall collectively cease to, directly or indirectly, (i) own and control more than fifty percent (50%) of the outstanding Capital Stock of Borrower or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of Borrower and to direct the management policies and decisions of Borrower;

(e)during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(f)any Person shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the ownership interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing fifty percent (50%) or more of the combined voting power of such securities.

“Chinese Subsidiary” means PowerGenix, and after its formation, Hunan ZincFive Power.

“Class A Common Stock” has the meaning assigned to it in the Warrant Agreements.

“Closing Date” means the date on or following the date of execution of this Agreement on which all conditions precedent specified in Section 4.01 are satisfied (or waived by the Administrative Agent and the Lenders in their sole discretion in accordance with Section 10.02).

“Closing Date Loans” has the meaning assigned to such term in Section 2.01(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term in the Security Agreement.

“Collateral Accounts” means all accounts of the Loan Parties other than payroll accounts, including (i) the accounts listed on Schedule 3.23, (ii) the DRA, and (iii) the US Facility Reserve Account, in each case, subject to a Control Agreement.

“Collateral Agent” means OIC Investment Agent, LLC, in its capacity as collateral agent for the Secured Parties under the Security Documents, and any permitted assignee or successor thereto pursuant Article VIII.

“Commitment” means, with respect to each Lender at any time, the amount set forth opposite such Lender’s name on Annex I under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Assumptions following the Closing Date, the amount set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Commitment”.

“Condemnation” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation, expropriation, nationalization or similar action of or proceeding by any Governmental Authority affecting any property of a ZincFive Company.

“Consolidated EBITDA” means, for any Measurement Period, Consolidated Net Income for such Measurement Period,

plus, (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of, for the ZincFive Companies:

(i)consolidated interest expense for such Measurement Period determined in accordance with GAAP,

(ii)taxes based on income, assets, profits or capital of the ZincFive Companies, including federal, state, franchise, excise, international withholding and similar taxes paid in cash by Borrower during such Measurement Period including any penalties and interest relating to any tax examinations and state taxes in lieu of business fees (including business license fees);

(iii)all amounts attributable to depreciation and amortization for such Measurement Period,

(iv)any net after-tax unusual, extraordinary, infrequent or non-recurring losses, charges or expenses during such Measurement Period (the “Non-Recurring Adjustment”); provided that the aggregate amount of the Non-Recurring Adjustment added back to Consolidated EBITDA pursuant to this clause shall not exceed 15% of Consolidated EBITDA (calculated after giving effect to such addbacks) in any Measurement Period,

(v)any fees, expenses or charges related to any Investment permitted hereby, any equity issuance, any incurrence of debt, obtaining a revolving credit facility, any waivers in respect of, or amendments or modifications to, this Agreement, any other Transaction Document, or any document, instrument or agreement governing Permitted Indebtedness, whether or not such transactions have been consummated,

(vi)the non-cash portion of “straight-line” rent expense (including, without limitation, all “triple-net” reimbursements made to the landlord for insurance, taxes and maintenance) for such Measurement Period,

(vii)cash distributions received from a Chinese Subsidiary; and

(viii)any other noncash charges, losses, or expenses (excluding any amortization of a prepaid cash item that was paid but not expensed in a previous period);

minus (b) without duplication, the sum of, for the ZincFive Companies:

(i)consolidated interest income for such Measurement Period in accordance with GAAP,

(ii)the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense (including, without limitation, all “triple-net” reimbursements made to the landlord for insurance, taxes and maintenance),

(iii)any net after-tax extraordinary or non-recurring gains during such Measurement Period,

(iv)all non-cash gains during such Measurement Period for which no cash inflow is foreseeable; and

(v)any cash capital contributions made to a Chinese Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Consolidated Net Income” means, for any Measurement Period, the net income or loss of the ZincFive Companies for such Measurement Period determined on a consolidated basis in accordance with GAAP; provided that the following shall be excluded:

(a)any gains or losses attributable to dispositions out of the ordinary course of business,

(b)the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Measurement Period (including with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with Accounting Standards Codification 840 on the definitions and covenants herein, for which GAAP as in effect on the date of this Agreement shall be applied), and

(c)the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of GAAP and the amortization of intangibles arising from the application of GAAP.

“Consolidated EBITDA Ratio” means (a) the aggregate principal amount of the Loans to (b) Consolidated EBITDA.

“Control Agreement” means (a) each of those certain account control agreements, dated as of the date hereof, among the Depositary Bank, the Loan Parties party thereto and the Collateral Agent or (b) any other account control agreement entered into by one or more of the Loan Parties, the applicable depositary bank or securities intermediary and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Cyber-security Incident” has the meaning assigned to such term in Section 5.10(n).

“Debt Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(iv).

“Default” means any event, condition or circumstance that, with notice or lapse of time or both, would (unless cured or waived) become an Event of Default.

“Depositary Bank” means First Republic Bank and Pacific West Bank.

“Disposition” has the meaning assigned to such term in Section 2.05(b)(iii).

“Disposition Proceeds Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(iii).

“Dollars” or “$” refers to the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized or incorporated in the United States or a state or territory thereof.

“DRA” means a deposit account in the name of Borrower that shall be subject to a “blocked” Control Agreement and is to be established with First Republic Bank in accordance with Section 5.22(e) and that shall be designated by Borrower to the Administrative Agent to be the “DRA”.

“DWFritz” means DWFritz Automation, LLC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ECF Period” shall mean, with respect to any ECF Sweep Date, (i) initially, the period from the Closing Date through, and including, the most recent Quarterly Date occurring immediately prior to the initial ECF Sweep Date, and (ii) thereafter, each subsequent period from the first day following the end of the immediately prior ECF Period through Quarterly Date occurring immediately prior to such ECF Sweep Date.

“ECF Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(v).

“ECF Sweep Amount” means for each Quarterly Date from the Closing Date, (a) if the Consolidated EBITDA Ratio as certified by Borrower in the most recent compliance certificate delivered in accordance with Section 5.10(f) is greater than or equal to 4.00 to 1.00, 75% of Excess Cash Flow, (b) if the Consolidated EBITDA Ratio as certified by Borrower in the most recent compliance certificate delivered in accordance with Section 5.10(f) is less than 4.00 but greater than 2.00 to 1.00, 50% of Excess Cash Flow or (c) if the Consolidated EBITDA Ratio as certified by Borrower in the most recent compliance certificate delivered in accordance with Section 5.10(f) is less than or equal to 2.00, 25% of Excess Cash Flow.

“ECF Sweep Date” shall mean the first day following each Quarterly Date on which the financial statements for the calendar month in which such Quarterly Date shall occur have been delivered pursuant to Section 5.10(a) and the related certificate has been delivered pursuant to Section 5.10(f), or, if earlier, the date that is thirty (30) days after such Quarterly Date (or, if such date is not a Business Day, the immediately preceding Business Day).

“ECF Sweep Holdback Amount” means, as of any ECF Sweep Date, the sum of (a) $5,000,000 minus the amount on deposit as of such date in the Collateral Accounts (solely to the extent such difference is greater than $0) and (b) any reserve (if any) for projected Capital Expenditures that is agreed to by Borrower and the Administrative Agent.

“Environment” means soil, surface water and groundwater (including potable water, groundwater and wetlands), the land, surface or subsurface strata or sediment, indoor and ambient air, and natural resources such as flora and fauna or otherwise defined in any Environmental Law.

“Environmental Claim” means any administrative or judicial action, suit, proceeding, notice, claim or demand by any Person seeking to enforce any obligation or responsibility arising under or relating to Environmental Law or alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (a) the presence, or Release into the Environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of, or alleged violation of, or liability arising under any Environmental Law. The term “Environmental Claim” shall include, without limitation any claim by any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief or costs associated with any remediation plan, in each case, under any Environmental Law.

“Environmental Laws” means any Applicable Laws regulating or imposing liability or standards of conduct concerning or relating to pollution or the protection of human health and safety, the Environment, natural resources or special status species and their habitat, including all Applicable Laws concerning the presence, use, manufacture, generation, transportation, Release, threatened Release, disposal, arrangement for disposal, dumping, discharge, treatment, storage or handling of Hazardous Materials.

“Equity Commitment Deficiency Premium” means, as of any Equity Commitment Deficiency Calculation Date, an amount equal to (a) 10% times (b) (i) $6,000,000 less (ii) the Subscription Counterparties’ aggregate unfunded Investor Commitment (as defined in the Subscription Agreement) less (iii) any unconditional cash equity contributions made to Borrower by a non-ZincFive Company or proceeds of Subordinated Notes that are deposited in the Collateral Accounts; provided that, notwithstanding the foregoing, to the extent that any of the Subscription Counterparties are in default under the Subscription Agreement, then the amount in clause (b)(ii) shall be deemed to be zero.

“Equity Commitment Deficiency Calculation Dates” means June 14, 2023 and each one month anniversary of the Closing Date (or, if such date is not a Business Day, the immediately preceding Business Day) until the Loan Parties have satisfied the Equity Requirement; provided, however, notwithstanding the foregoing, the fourth Equity Commitment Deficiency Calculation Date shall be the date which is one hundred and four (104) days after the Closing Date.

“Equity Requirement” shall mean a voluntary, unconditional cash equity contribution to be made to Borrower by a non-ZincFive Company or if the Loan Parties have caused proceeds of Subordinated Notes, in each case, to be deposited in the Collateral Accounts in an aggregate amount equal to $6,000,000 (for the avoidance of doubt, the proceeds of each such equity contributions and Subordinated Notes shall count towards such required amount).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Pension Plan, (b) the failure by any Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such plan, whether or not waived, (c) the filing of a notice of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA), (e) the imposition or incurrence of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate, (f) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan, (g) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA, or (h) the imposition of a Lien upon Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 8.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.10(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.10(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.10(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.10(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Abandonment” means (a) the abandonment by any ZincFive Company of the development of the US Facility or of its Business for a period of ninety (90) or more consecutive days; or (b) the written announcement by any ZincFive Company of its intention to do any of the foregoing in clause (a).

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Loss” means any loss of, destruction of or damage to, or any Condemnation or other taking of any property of any ZincFive Company.

“Event of Loss Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(ii).

“Excess Cash Flow” shall mean, for any ECF Period, (i) except to the extent otherwise approved in writing by the Administrative Agent, the aggregate cash revenue received by the ZincFive Companies during such ECF Period, minus (ii) the sum of (without duplication and, in each case, solely to the extent such amounts are not already deducted in the calculation of cash revenue for such ECF Period) (A) the aggregate interest expense and agent reimbursement amounts under the Agent Reimbursement Letter paid in cash by the ZincFive Companies during such ECF Period (other than payments from the DRA), plus (B) the aggregate amount of federal, state and local taxes that are paid in cash by the ZincFive Companies during such ECF Period, plus (C) the aggregate amount of unfinanced Capital Expenditures that paid in cash by the ZincFive Companies in accordance with the Operating Budget during such ECF Period, plus (D) the aggregate amount of selling, general and administrative expenses paid in cash by the ZincFive Companies in accordance with the Operating Budget during such ECF Period, plus (E) the aggregate amount of Operating Expenses (other than any such expenses referred to in the foregoing clauses (A) through (D)) paid in cash by the ZincFive Companies in accordance with the Operating Budget during such ECF Period plus (F) the ECF Sweep Holdback Amount, in each case determined in accordance with GAAP (where applicable) for such ECF Period (provided that the difference between (i) and (ii) is a number greater than $0).

“Excluded Property” has the meaning assigned to such term in the Security Agreement; provided that Excluded Property shall include (a) 100% of any “Capital Stock of all Foreign Subsidiaries other than First-Tier Foreign Subsidiaries, and (b) greater than 65% of voting Capital Stock in any First-Tier Foreign Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction under the laws of which such Recipient is organized, in which its principal office (or other fixed place of business) is located or, in the case of any Lender in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) any Taxes imposed as a result of the failure of any Agent, any Lender or any such other Recipient to comply with Section 2.09(e), (c) in the case of any Recipient (other than an assignee pursuant to a request by Borrower under Section 2.11), any United States federal withholding Tax that is imposed on amounts payable to such Recipient under the laws effective at the time such Recipient becomes a party hereto (or designates a new Lending Office), except to the extent that such Recipient (or its assignor, if any) was entitled, immediately before its designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 2.09(a), and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Owners” means the existing direct or indirect owners of the equity interests in the Borrower as of the Closing Date.

“Extreme Liquidity Funding Need” means, as of any date of determination, that the aggregate amount of Cash Equivalents of the ZincFive Companies (exclusive of any amounts deposited in the US Facility Reserve Account and DRA and any equity raises that are not fully committed ) is or is projected to be equal to or less than $0 at any point over the 12-month period following such date, consistent with the latest Financial Projections.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (a) the Agent Reimbursement Letter and (b) the Lender Loan Discount Letter.

“Final Maturity Date” means (a) for so long as the Unwind Exercise Date shall not have occurred, June 7, 2028 and (b) from and after the Unwind Exercise Date, the one-year anniversary of the Unwind Exercise Date.

“Financial Projections” means the projections of the ZincFive Companies’ operating results (on a quarterly basis over a period ending on the Maturity Date) delivered to the Lenders on or prior to the Closing Date pursuant to Section 4.01(d) and each update thereto pursuant to prepared by Borrower and delivered to the Administrative Agent pursuant to this Agreement, including any Financial Projections provided in accordance with Section 4.02(b), Section 5.10(d), or Section 5.20(a).

“Financing Documents” means this Agreement, the Agent Reimbursement Letter, the Lender Loan Discount Letter, the Security Documents, the Board Observer Rights Agreement, any subordination agreement contemplated in the definition of Subordinated Notes, and each certificate, agreement, instrument, waiver, consent or document executed by a Loan Party, identified by its terms as a “Financing Document” and delivered by or on behalf of a Loan Party to Agent or any Lender in connection with or pursuant to any of the foregoing.

“First-Tier Foreign Subsidiary” shall mean each Foreign Subsidiary, the capital stock of which is owned directly by any Loan Party.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender (or if the Lender is a disregarded entity for U.S. federal income Tax purposes, the Person treated as the owner of the assets of such Lender for U.S. federal income Tax purposes) that is not a U.S. Person.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any ZincFive Company or with respect to which any ZincFive Company could reasonably be expected to have any liability, in each case with respect to employees employed outside the United States (as such term is defined in Section 3(10) of ERISA) (other than any arrangement with the applicable Governmental Authority).

“Foreign Subsidiary” means any Subsidiary, other than Borrower, ZincFive Power, ZincFive LLC and Blue Earth, that is (a) a direct or indirect Subsidiary of a Loan Party that is organized under the Laws of a jurisdiction other than the United States, a state thereof, or the District of Columbia, (b) a direct or indirect Subsidiary of a Subsidiary described in clause (a) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (such entity, a “CFC”), or (c) a direct or indirect Domestic Subsidiary of a Loan Party all or substantially all of the assets of which are comprised of (directly or through one or more disregarded entities) Capital Stock (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more Subsidiaries described this definition.

“Funding Date” has the meaning assigned to such term in Section 2.01(c).

“Funding Office” means the office specified from time to time by the Administrative Agent as its funding office by notice to Borrower and the Lenders.

“Funds Flow Memorandum” means the memorandum, in form and substance satisfactory to the Administrative Agent detailing the proposed flow, and use, of the proceeds of the Loans on any Funding Date, as applicable.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Government Official” means an official of a Governmental Authority.

“Governmental Authority” means any federal, tribal, regional, state or local government, or political subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question, including all agencies and instrumentalities of such governments and political subdivisions.

“Guarantee” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person, the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guaranteed Obligations” means, with respect to any Subsidiary Guarantor, the Obligations whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Hazardous Material” means, but is not limited to, any solid, liquid, gas, odor, radiation or other substance or emission which is a contaminant, pollutant, dangerous substance, toxic substance, regulated substance, hazardous waste, subject waste, hazardous material or hazardous substance which is or becomes regulated by applicable Environmental Laws or which is classified as hazardous or toxic under applicable Environmental Laws (including gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos and urea formaldehyde foam insulation) or with respect to which liability or standards of conduct are imposed under any Environmental Laws.

“Highest Lawful Rate” means with respect to each Lender, the maximum nonusurious interest rate, if any, that may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender which are in effect at the relevant time.

“Hunan ZincFive Power” means Hunan ZincFive Power Co., Ltd., a corporation to be formed under the laws of the People’s Republic of China.

“Incremental Commitments” has the meaning assigned to such term in Section 2.13.

“Incremental Loans” has the meaning assigned to such term in Section 2.13.

“Incremental Request” means any request by Borrower for Incremental Loans pursuant to Section 2.13.

“Indebtedness” of any Person means, without duplication, all (a) indebtedness for borrowed money and every reimbursement obligation with respect to letters of credit, bankers’

acceptances or similar facilities, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except (i) accounts payable and accrued expenses arising in the ordinary course of business and payable within one hundred twenty (120) days past the later of the original invoice or billing date thereof and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business, (d) liabilities under interest rate or currency Swap Agreements, interest rate or currency collar agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates and currency exchange rates, (e) the capitalized amount (determined in accordance with GAAP) of all payments due or to become due under all leases and agreements to enter into leases required to be classified and accounted for as a capital lease in accordance with GAAP, (f) reimbursement obligations (contingent or otherwise) pursuant to any performance bonds or collateral security, (g) Indebtedness of others described in clauses (a) through (f) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person and (h) Indebtedness of others described in clauses (a) through (g) above guaranteed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s general partner interest in such partnership, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning assigned to such term in Section 10.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any Financing Document and (b) Other Taxes.

“Independent Auditor” means (a) KPMG or any other “big four” accounting firm as selected by Borrower and notified to the Administrative Agent, or (b) such other firm of independent public accountants of recognized national standing in the United States selected by Borrower and acceptable to the Administrative Agent, acting reasonably.

“Initial Material Project Documents” means:

(a)that certain Equipment Sale and Purchase Terms Summary Sheet, dated as of August 31, 2022, between Cerio, LLC and Borrower;

(b)Supply Chain and Materials Management Agreement, dated December 21, 2022 between Borrower and DWFritz;

(c)PNWP Lease; and

(d)any contract or series of contracts that would qualify as an Additional Material Project Document if entered into on or prior to the Closing Date.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, service marks, trade dress, domain names, trade secrets, and all intellectual property rights in social media accounts/user names/handles, technology, inventions, know-how and processes, Software, data and database rights, and all other proprietary rights.

“Interest Holiday Period” has the meaning assigned to such term in Section 2.07(e).

“Interest Rate” means a rate per annum equal to 11.00%.

“Interest Reserve Amount” means, in respect of Loans funded on each Funding Date, cash interest that would be payable on such Loans (or in the case of the first Funding Date occurring after the Closing Date, such Loans and the Loans advanced on the Closing Date) in accordance with Section 2.08 for the period between such Funding Date (or, in the case of the first Funding Date occurring after the Closing Date, the Closing Date) and the end of the Interest Holiday Period to the extent not previously paid in cash (as reasonably determined by the Administrative Agent).

“Investment” means for any Person (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, debt securities or hybrid securities (whether or not convertible or exchangeable into Capital Stock) of, or any Property constituting an ongoing business, line of business, division or business unit of or constituting all or substantially all the assets of, or the making of any capital contribution to, any other Person, (b) the making of any advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding one hundred twenty (120) days representing the purchase price of inventory or supplies sold in the ordinary course of business), (c) the entering into of any Guarantee with respect to Indebtedness or other liability of any other Person, and (d) any other investment that would be classified as such on a balance sheet of such Person in accordance with GAAP.

“Investment Committee” means, as of any date, the committee of OIC, L.P. (or any of its applicable Affiliates), the members of which have a right or duty to vote on whether the general partner of the Lenders shall cause the Lenders to make an investment in the form of a loan.

“IP Security Agreements” means (a) that certain Trademark Security Agreement, entered into as of June 7, 2023, among Borrower, ZincFive Power and the Collateral Agent and (b) that certain Patent Security Agreement, entered into as of June 7, 2023, among Borrower, ZincFive LLC, ZincFive Power and the Collateral Agent.

“Lender” means (a) a lender that holds Loans and/or Commitments and (b) each Person that shall become a Lender hereunder pursuant to an Assignment and Assumption that assumes Loans and/or Commitments, in each case, so long as such lender continues to hold such Loans and/or Commitments.

“Lender Loan Discount Letter” means that certain Loan Discount Letter, dated as of the date hereof, by and among Borrower and each Lender.

“Lending Office” means the office designated as such beneath the name of a Lender set forth on Annex III to this Agreement or such other office of such Lender as such Lender may specify in writing from time to time to the Administrative Agent and Borrower.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, collateral assignment or preference, priority or other security agreement, mandatory deposit arrangement, preferential arrangement, easement, lease, title defect, restriction or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of the relevant jurisdiction).

“Liquidity Funding Need” means, as of any date of determination, that the aggregate amount of Cash Equivalents of the ZincFive Companies (exclusive of any amounts deposited in the US Facility Reserve Account, the DRA and any equity raises that are not fully committed) is or is projected to be equal to or less than $5,000,000 at any point over the 12-month period following such date, consistent with the latest Financial Projections.

“Loans” means the term loans made pursuant to Section 2.01(a) or Section 2.13.

“Loan Parties” means, collectively, Borrower, ZincFive Power, ZincFive LLC and Blue Earth. For the avoidance of doubt, no Foreign Subsidiary (which, for the avoidance of doubt, as of the Closing Date, shall include only PowerGenix) shall be a Loan Party.

“Loss Proceeds” means cash insurance proceeds, condemnation awards or other similar compensation, awards, damages and payments or relief (exclusive, in each case, of proceeds of business interruption, workers’ compensation, employees’ liability, automobile liability, builders’ all risk liability and general liability insurance) with respect to any Event of Loss.

“Material Adverse Effect” means a material adverse effect on: (a) the business, assets, properties (including any Intellectual Property), operations, or financial condition of the ZincFive Companies, taken as a whole; (b) the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Financing Documents in accordance with the terms thereof; (c) the rights and remedies of the Secured Parties, taken as a whole, under the Financing Documents or (d) the rights or remedies of the ZincFive Companies under the Material Project Documents, taken as a whole.

“Material Project Counterparty” means each Person (other than any ZincFive Company, any Agent or any Lender) from time to time party to any Material Project Document.

“Material Project Document” means (a) any Initial Material Project Document and (b) any Additional Material Project Documents.

“Material Project Documents Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(i).

“Maturity Date” means the earlier to occur of (a) the Final Maturity Date, and (b) the date upon which the entire outstanding principal amount of the Loans, together with all unpaid interest, fees, charges and costs, shall be accelerated in accordance with this Agreement.

“Maximum Class A Shares” means, as of the date of determination with respect to any Additional Loans requested by the Borrower, a number of shares of Class A Common Stock equal to (a) the number of fully diluted shares of Class A Common Stock outstanding as of the Closing Date, which for the avoidance of doubt is initially equal to 197,102,974, as adjusted for any events described in Section 6 of the Warrant Agreements, divided by (b) 1 minus the Applicable Warrant Percentage.

“Measurement Period” means, as of any date of determination, the period consisting of the prior four (4) consecutive fiscal quarters of the ZincFive Companies ending on the most recent Quarterly Date, taken as one accounting period.

“Minimum Return” means an amount (if any) necessary for the Lenders to achieve a 1.50 to 1.00 return on the aggregate original principal amount of all Loans advanced hereunder (which amount shall not be less than the applicable Prepayment Premium, and the calculation of which shall take into account the aggregate amount of all Prepayment Premium and interest paid in respect of Called Principal on or prior to the date of prepayment or payment of the Minimum Return, but shall not include any amounts received by any Lender pursuant to the Warrant Agreements or the exercise thereof.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage” means any deed of trust, mortgage or similar security instrument required to be entered into in connection with the US Facility Lease or otherwise required pursuant to Section 5.16 (which deed of trust shall be in form and substance reasonably satisfactory to the Collateral Agent).

“Mortgaged Property” means the real property, or interests in real property, encumbered by a Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA to which any ZincFive Company contributes or is obligated to contribute, or with respect to which any ZincFive Company has or could reasonably be expected to have any liability.

“Net Available Amount” means:

(a)in respect of any Extraordinary MPD Proceeds, the aggregate amount of cash payments received by any ZincFive Company in respect of such proceeds net of (i) all reasonable and documented out-of-pocket costs and expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses), incurred or reasonably anticipated to be incurred by the applicable ZincFive Company in connection with the collection of such proceeds; and (ii) federal, state, provincial, foreign and local Taxes (other than any income taxes) reasonably estimated to be actually payable by the ZincFive Companies within the current or the immediately succeeding tax year in connection therewith to the extent such amounts were not deducted in determining the amount of such Extraordinary MPD Proceeds;

(b)in the case of any Event of Loss, the aggregate amount of Loss Proceeds received by any ZincFive Companies in respect of such Event of Loss, net of (i) all reasonable and documented out-of-pocket costs and expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses), incurred or reasonably anticipated to be incurred by the applicable ZincFive Company in connection with the collection of such proceeds; (ii) federal, state, provincial, foreign and local Taxes (other than any income taxes) reasonably estimated to be actually payable by the ZincFive Companies within the current or the immediately succeeding tax year in connection therewith to the extent such amounts were not deducted in determining the amount of such proceeds; and (iii) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Indebtedness (other than Indebtedness under the Financing Documents or any other Indebtedness secured by a Lien on the Collateral that is required to be repaid in connection with such Event of Loss) that is secured by the property subject to such Event of Loss and is required to be repaid in connection with such Event of Loss, to the extent such amounts were not deducted in determining the amount of such proceeds; and

(c)in the case of any Disposition, the aggregate cash proceeds received by any ZincFive Companies in respect of such Disposition, net of (i) all reasonable and documented out-of-pocket costs and expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses), incurred or reasonably anticipated to be incurred by the applicable ZincFive Company in connection with the collection of such proceeds; (ii) federal, state, provincial, foreign and local Taxes (other than any income taxes) reasonably estimated to be actually payable by the ZincFive Companies within the current or the immediately succeeding tax year in connection therewith to the extent such amounts were not deducted in determining the amount of such proceeds; and (iii) (x) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Indebtedness (other than Indebtedness under the Financing Documents or other Indebtedness secured by a Lien on the Collateral) that is secured by the property subject to such Disposition and is required to be repaid in connection with such Disposition, to the extent such amounts were not deducted in determining the amount of such proceeds and (y) a reasonable reserve determined by a financial officer (or any other officer performing equivalent duties thereof) of Borrower in its reasonable business judgment and solely to the extent required under the applicable purchase agreement for any purchase price adjustments (including working capital adjustments or adjustments attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Disposition) expressly contemplated by the purchase agreement relating to such Disposition.

“New Subsidiary Conditions” means Hunan Zinc Power is formed and (a) 100% of the Capital Stock of Hunan Zinc Power is owned by ZincFive Power, (b) the Organizational Documents of Hunan Zinc Power shall be substantially similar to those delivered and confirmed to be correct to Administrative Agent as of the Closing Date, other than any reasonable or appropriate modifications that are made to satisfy Applicable Law or Governmental Authority requests to the extent such modifications are not materially adverse to the interests of the Lenders, and (c) the Loan Parties promptly deliver to the Administrative Agent notice (and in any event within five (5) Business Days) of Hunan Zinc Power’s formation and copies of its Organizational Documents.

“Note” has the meaning assigned to such term in Section 2.04(b)(ii).

“Obligations” means all advances to, and debts (including Accrued Interest, Accrued Premium, interest accruing after the maturity of the Loans and interest accruing after the filing of any Bankruptcy), liabilities, obligations, Minimum Return, Prepayment Premium, covenants and duties of, any Loan Party arising under any Financing Document (which for the avoidance of doubt would not include any obligations under the Warrant Agreements), or otherwise with respect to any Loans, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Officer’s Certificate” means, with respect to any Loan Party, a certificate signed by an Authorized Representative of such Loan Party.

“Operating Budget” means (a) the Operating Budget delivered pursuant to Section 4.01(d) and (b) each annual operating plan and budget prepared by Borrower and accepted by the Administrative Agent in accordance with Section 5.20(a) (as it may be modified or replaced from time to time in accordance with Section 5.23), of (i) anticipated Operating Expenses, (ii) anticipated Capital Expenditures and (iii) the other expenses and payments reflected on Exhibit G, in each case, detailed by month for the following calendar year, in either case, in the form attached hereto as Exhibit G.

“Operating Expenses” means any and all of the expenses paid or payable by or on behalf of the ZincFive Companies in relation to the operation of its Business, which are contemplated by the then-current Operating Budget, but exclusive of payments in respect of payments of principal and interest in respect of the Obligations or any other Indebtedness. Operating Expenses do not include non-cash charges, including depreciation, amortization, income taxes, non-cash taxes or other bookkeeping entries of a similar nature.

“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws, shareholder or investor agreement (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing (or similar document) executed, adopted or filed in connection with the creation, formation, organization or governance of such Person or otherwise to provide for the rights and/or obligations of the holders of Capital Stock of such Person with respect to each other and such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Financing Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Financing Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11).

“Outside Reserve Release Date” means December 7, 2023; provided that if (x) the conditions set forth in clauses (f) and (h) of the definition of “Reserve Release Conditions” have been satisfied to the reasonable satisfaction of Administrative Agent by the six-month anniversary of the Closing Date, (y) Borrower provides, in form and substance reasonably satisfactory to the Administrative Agent, a detailed actionable plan to achieve the other Reserve Release Conditions within eight months of the Closing Date, and (z) no Default or Event of Default has occurred and is continuing and no Liquidity Funding Need is projected, then the Outside Reserve Release Date shall be extended to eight months after the Closing Date.

“Participant” has the meaning assigned to such term in Section 10.04(f).

“Participant Register” has the meaning assigned to such term in Section 10.04(f).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which any ZincFive Company is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or with respect to which any ZincFive Company has or could reasonably be expected to have any liability.

“Permitted Contest Conditions” means, with respect to any ZincFive Company, a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any law, tax or other matter (legal, contractual or other) by appropriate proceedings timely instituted if (a) such ZincFive Company diligently pursues such contest, (b) such ZincFive Company establishes adequate reserves with respect to the contested claim if and to the extent required by GAAP and (c) such contest (i) could not reasonably be expected to have a Material Adverse Effect and (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by the Administrative Agent or the Lenders.

“Permitted Indebtedness” has the meaning assigned to such term in Section 6.02.

“Permitted Lien” means,

(a)with respect to any property (other than Capital Stock), any of the following:

(i)Liens arising by reason of:

(A)taxes, assessments or governmental charges either secured by a bond or which are not yet due or payable, or which are being contested pursuant to the Permitted Contest Conditions;

(B)security, pledges or deposits in the ordinary course of business for payment of workmen’s compensation or unemployment insurance or other types of social security benefits;

(C)licenses of trademarks, tradenames, copyrights, patents and other Intellectual Property granted in the ordinary course of business; and

(D)good faith deposits or pledges incurred or created in connection with or to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety bonds or appeal bonds entered into in the ordinary course of business or under Applicable Law.

(ii)Liens of mechanics, carriers, landlords, warehousemen, materialmen, laborers, repairmen’s or suppliers or any similar Liens arising by operation of law incurred in the ordinary course of business with respect to obligations which are (a) not yet delinquent or (b) which are adequately bonded if the amount being contested is in excess of $50,000, and which are being contested pursuant to the Permitted Contest Conditions;

(iii)Liens arising out of judgments that do not constitute an Event of Default;

(iv)Liens arising with respect to zoning restrictions, easements, leases, subleases, licenses, sublicenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which in each case, individually or in the aggregate, do not materially detract from the value of the affected property and do not materially interfere with the use or operation of the affected property in the ordinary conduct of the business of such ZincFive Company and any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessee, licensee, sublessee or sublicensee thereunder;

(v)Liens or the interests of lessors to secure purchase money obligations permitted under Section 6.02(b); provided that, in each case, such Lien encumbers only the specific goods or equipment so purchased or sold, as applicable, and proceeds thereof;

(vi)Liens arising under ERISA and Liens arising under the Code with respect to an employee benefit plan (as defined in Section 3(2) of ERISA) that do not constitute an Event of Default under Section 7.01(i);

(vii)Liens created under the Security Documents;

(viii)Liens or pledges of deposits of cash, in an amount not to exceed $1,000,000 in the aggregate, securing (i) the performance of bids, contracts, leases, statutory obligations, surety and appeal bonds, performance bonds or other surety obligations entered into in the ordinary course of business or under Applicable Law and (ii) reimbursement obligations with respect to letters of credit to the extent permitted under Section 6.02(f)(ii);

(ix)(i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, in each case, granted in the ordinary course of business in favor of such creditor depositary institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower to provide collateral to the depository institution and (ii) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, including any such Liens of the Depositary Bank over each applicable Collateral Account;

(x)Liens or pledges of deposits of cash securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(xi)Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of obligations of Borrower or its Subsidiaries secured thereby does not exceed $500,000 at any one time; and

(b)means, with respect to any Capital Stock, Liens arising under the Security Documents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PNWP Lease” means that certain Lease Agreement, dated as of July 6, 2017, by and between Borrower and PNWP LLC, as amended by that Lease Modification and Extension Agreement #1, dated as of April 2, 2018, and as further amended by that Lease Modification Agreement #2, dated as of June 1, 2021.

“Post-Default Rate” means a rate per annum which is equal to the sum of 2.00% per annum plus the Interest Rate.

“PowerGenix” means PowerGenix Systems (Shenzhen) Co., Ltd., a corporation formed under the laws of the People’s Republic of China.

“Prepayment Offer Deadline” has the meaning assigned to such term in Section 2.05(c)(iii).

“Prepayment Premium” means, with respect to any Called Principal, an amount equal to the Prepayment Premium MOIC Amount on the Called Principal, as reasonably determined by the Administrative Agent in the form of the Prepayment Premium calculation set forth on Annex II; provided further, that if the Unwind Exercise Date shall have occurred, notwithstanding the foregoing, the Prepayment Premium shall be zero.

“Prepayment Premium Event” has the meaning assigned to such term in Section 2.05(c)(iv).

“Prepayment Premium MOIC Amount” means, with respect to any Called Principal, the positive difference (if any) of (i) the product of (A) the Called Principal multiplied by (B) 1.5, less (ii) the sum of (A) the Called Principal plus (B) the aggregate amount of interest on such prepaid principal amount paid to the Lenders prior to the date of such prepayment (exclusive of any portion of such interest that accrued at the Post-Default Rate), plus (C) the amount of interest on such prepaid principal amount to be paid to the Lenders on the date of such prepayment (exclusive of any portion of such interest that accrued at the Post-Default Rate).

“Projections” has the meaning assigned to such term in Section 3.12(b).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Intellectual Property.

“Qualified Officer” means (a) Tim Hysell, as chief executive officer of Borrower, (b) Tod Higinbotham, as chief operating officer of Borrower, (c) Bruce MacLean, as chief financial officer of Borrower, (d) Jeff Phillips, as vice president of operations of Borrower or (e) any natural person in a position substantially similar to a position contemplated by clauses (a), (b), (c) or (d) and who shall have been appointed in accordance with Section 5.25.

“Quarterly Date” means the last Business Day of September, December, March and June in each fiscal year, the first of which shall be the first such day after the date hereof.

“Real Property” means all parcels of real property owned or leased by the Loan Parties (or in which the Loan Parties hold an easement or similar interest) together with all of the Loan Parties’ interests in all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means any Agent and any Lender.

“Register” has the meaning assigned to such term in Section 10.04(c).

“Registration Rights Agreement” means any registration rights agreement, by and among the Borrower and any Lender or its Affiliates (including any registration rights agreement contemplated by the Warrant Agreements).

“Regulation D” means Regulation D of the Board.

“Regulation U” means Regulation U of the Board.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, emanation, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor Environment, including the movement through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having aggregate Commitments (or, if the Commitments are terminated, holding Loans) representing more than fifty percent (50%) or more of the sum of the total Commitments (or, if the Commitments are terminated, aggregate outstanding principal amount of Loans) at such time; provided that, for the avoidance of doubt, the term “Commitments” as used in this definition refers to the Lenders’ aggregate Commitments, whether drawn or undrawn, as of the applicable date of determination.

“Reserve Capex Schedule” is that certain schedule attached hereto as Exhibit D, which sets forth the reasonably expected Capital Expenditures for the first production line of the US Facility.

“Reserve Release Conditions” means the satisfaction (or waiver by the Administrative Agent) of each of the following conditions (including with respect to the documents or deliverables referred to below) to the reasonable satisfaction of the Administrative Agent:

(a)Borrower shall have provided an updated Reserve Capex Schedule supported by firm third-party quotes for each of the line-items on the Reserve Capex Schedule, which shall demonstrate that the first line of the US Facility (which first line shall be capable of producing $33 million of revenue) will cost $12,000,000 or less in total (inclusive of costs relating to the facility build-out such as HVAC); provided Borrower may provide unquoted estimates for items costing less than $50,000 so long as the aggregate unquoted estimates do not exceed $500,000 (it being understood, however, that firm quotes will be required for electrical, mechanical, plumbing and HVAC work);

(b)Borrower shall have received firm third-party quotes for 80% of the bill of materials costs, including the key raw materials of Ni(OH2), nickel foam, and the copper substrate, among others;

(c)the US Facility Lease shall be in full force and effect and the Administrative Agent shall have received a copy thereof, together with the Mortgage relating thereto, and any estoppels, consents, direct agreements, subordination and non-disturbance agreements, title reports, title policies, surveys, flood zone acknowledgements, opinions or similar documents reasonably requested by the Administrative Agent, to the extent such documents are applicable to the US Facility Lease;

(d)the Administrative Agent shall have received a copy of the detailed engineering design documentation and commissioning schedule for the US Facility consistent with the knowledge transfer being performed by DWFritz;

(e)Borrower shall have demonstrated that the US Facility is capable of operating at a US Facility Gross Margin of 15% or more (taking into account, for purposes of this condition, a reasonable ramp-up period for revenue assumptions and the firm quotes described in clause (b) above);

(f)the Administrative Agent shall have received (i) executed unconditional binding purchase orders for BC2Ultra Cabinets in an aggregate amount that is not less than $1,000,000 (it being understood that if such purchase order does not specify the cabinets subject to such order, Borrower shall provide evidence that the customer will accept BC2Ultra Cabinets) and (ii) evidence that 25 BC2Ultra Cabinets have been produced and passed the applicable quality control, safety and performance tests performed by DWFritz or its applicable Affiliate (including providing such test results);

(g)the Administrative Agent shall have received an updated Operating Budget and Financial Projections reflecting the release from the US Facility Reserve Account;

(h)all material Authorizations, in each case that are necessary for the US Facility’s development, construction, operation, and ownership have been obtained (other than (i) those Authorizations that are immaterial to the US Facility and the Business or are ministerial in nature and can reasonably be expected to be obtained in due course, without materially adverse conditions or requirements, on or before the date required);

(i)no Default or Event of Default has occurred and is continuing as of the effective date of the Reserve Release Date and no Liquidity Funding Need is projected;

(j)since the Closing Date, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; and

(k)the representations and warranties of each of the Loan Parties set forth in the Financing Documents shall be true and correct in all material respects on and as of Reserve Release Date (except where already qualified by materiality or Material Adverse Effect, in which case, in all respects).

“Reserve Release Date” means the date on which the Reserve Release Conditions are satisfied.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means:

(a)any dividend paid by any ZincFive Company (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by any ZincFive Company of, any portion of any Capital Stock in any ZincFive Company;

(b)any payment of development, management or other fees, or of any other amounts, by any ZincFive Company to any Affiliate thereof; and/or

(c)any other payment (in cash, Property or obligations to a parent company of the ZincFive Companies) to a parent company or Affiliate of any ZincFive Company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sanctioned Country” means, at any time, a country or territory that is subject to comprehensive Sanctions. For the avoidance of doubt, as of the Closing Date, Sanctioned Countries include the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Second Installment Date” means the date on which the conditions precedent in Section 4.02 are satisfied and Loans are made to Borrower.

“Secured Parties” means, collectively, (a) the Agents and (b) the Lenders.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, among the Loan Parties and the Collateral Agent.

“Security Documents” means the Security Agreement, the IP Security Agreements, the Mortgages, the Control Agreements, all Uniform Commercial Code financing statements required by any Security Document and any other security agreement or instrument to be executed or filed pursuant hereto or any other Financing Document.

“Software” means any and all (a) computer software, including source code and object code versions, systems, development and other applications and tools (including all software implementations of algorithms, models and methodologies (whether in source code or object code)

and all descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing), (b) data and databases, and (c) related documentation for such computer software, data and databases (including user documentation, user manuals, specifications and training materials).

“Solvent” means, with respect to the ZincFive Companies on a particular date, that on such date (a) the fair value of the property of the ZincFive Companies, taken as a whole, is greater than the total amount of liabilities, including contingent liabilities of the ZincFive Companies, taken as a whole, (b) the present fair salable value of the assets of the ZincFive Companies, taken as a whole, is not less than the amount that will be required to pay the probable liability of the ZincFive Companies, taken as a whole, on their debts as they become absolute and matured, (c) the ZincFive Companies, taken as a whole, do not intend to, and does not believe that they will, incur debts or liabilities beyond the ZincFive Companies’, taken as a whole, ability to pay such debts and liabilities as they mature, and (d) the ZincFive Companies, taken as a whole, are not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the ZincFive Companies’, taken as a whole, property would constitute an unreasonably small capital; provided that unless otherwise provided under Applicable Law, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such date, represents the amount that can reasonably be expected (as determined by Borrower) to become an actual or matured liability.

“Standard Notes” means (a) that certain Convertible Promissory Note, dated as of December 12, 2019, by and between Borrower and Standard Industries Technologies LLC and (b) that certain Convertible Promissory Note, dated as of December 12, 2019, by and between Borrower and Standard Ventures Fund LP (f/k/a 40 North Ventures LP).

“Subordinated Notes” means any promissory notes issued by the Borrower that satisfies each of the following conditions: (a) the aggregate principal amount of the debt outstanding thereunder does not exceed $6,000,000 plus the amount of any paid-in-kind interest; (b) the obligations are not secured by any of the assets of, or equity in, any of the ZincFive Companies, (c) such notes have no interest payments, fees, principal or other payments that could be required to be paid in cash prior to at least six months after the Maturity Date (and for the avoidance of doubt, the Loan Parties shall not be permitted to make payments in respect of such notes), (d) such notes shall have no mandatory prepayments and shall mature six months after the Maturity Date and (e) such notes are subject to a subordination agreement that, among other things, subordinates such obligations to those of the Obligations and that is in form and substance reasonably satisfactory to the Collateral Agent.

“Subscription Agreement” means that certain Subscription Agreement, dated as of the date hereof, by and among Borrower and the Subscription Counterparties.

“Subscription Counterparties” means OGCI Climate Investments Holdings LLP and Helios Climate Ventures, LLC.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing 50% or more of the equity or 50% or more of the ordinary voting power or, in the case of a partnership, 50% or more of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantors” means ZincFive Power, ZincFive LLC and Blue Earth. For the avoidance of doubt no Foreign Subsidiary shall be a Subsidiary Guarantor.

“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners or any successor to such office.

“Swap Agreement” means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness or hedging of the prices of products, inputs or environmental attributes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction Documents” means each of the Financing Documents, the ZincFive Equity Documents and the Material Project Documents.

“TTM Consolidated EBITDA” means, as of any date of determination (which shall not before June 30, 2024 the Consolidated EBITDA of the Borrower for the four consecutive fiscal quarters most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.10(c).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any filing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each applicable Financing Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unwind Exercise Date” has the meaning assigned to such term in Section 7.02.

“US Facility” means the proposed battery manufacturing facility to be located in the United States that is expected to contain at least three production lines, with each production line capable of yielding $33,000,000 or more in annual revenue for the Loan Parties.

“US Facility Budget” means the budget contemplated by clause (a) of the definition of “Reserve Release Conditions”.

“US Facility Gross Margin” means, for any period of determination, expressed as a percentage, the (a) fraction of (i) projected revenues generated at the US Facility for such period to (ii) the sum of (A) total labor costs at the US Facility, (B) overhead costs that are related to or support the US Facility; (C) total materials cost consumed by the US Facility, (D) utilities and other fixed and variable costs associated with operating the US Facility (including rent), and (E) any other costs associated with the US Facility (inclusive of production costs, sales costs, shipping costs, tariffs and other similar cash costs but excluding financing and non-cash charges), in each case for such period minus (b) one (1).

“US Facility Lease” that certain lease or similar agreement for the real property rights necessary to construct and operate the US Facility (including that it will be required to have space for three production lines).

“US Facility Reserve Account” means a deposit account in the name of Borrower that shall subject to a “blocked” Control Agreement and is to be established with First Republic Bank in accordance with Section 5.22(e) and that shall be designated by Borrower to the Administrative Agent to be the “US Facility Reserve Account”.

“US Facility Reserve Amount” means $8,600,000.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” has the meaning assigned to such term in Section 10.17.

“Vesting Instruments” has the meaning assigned to such term in Section X.17.

“Voluntary Equity Contributions” means documented voluntary, unconditional cash equity contributions made to Borrower by a non-ZincFive Company after the Closing Date (other than as to satisfy the Equity Requirement) that are deposited in a Collateral Account and Borrower provides notice thereof to the Administrative Agent within three (3) Business Days after receipt thereof.

“Warrant Agreement” means, collectively, each of those certain Warrant Agreements to be entered into by and among Borrower and the Warrant Holders on the Closing Date or in connection with the transactions contemplated by Section 2.13(f) or Section 4.02(k), in the form attached hereto as Exhibit H.

“Warrant Holders” means each of the Persons to whom the warrants have been issued pursuant to the Warrant Agreements.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“ZincFive Companies” means, collectively, the Loan Parties and each Chinese Subsidiary.

“ZincFive Equity Document” means, collectively (a) the Board Observer Rights Agreement, (b) any Registration Rights Agreement, (c) the Warrant Agreements, (d) any agreement contemplated by (a) through (c) entered into on or after the Closing Date, and (e) any agreement entered into on or after the Closing Date amongst a Loan Party and a Lender, OIC L.P. or any of their Affiliates that is not a Financing Document.

“ZincFive LLC” means ZincFive, LLC, a Oregon limited liability company.

“ZincFive Power” means ZincFive Power, Inc. (f/k/a PowerGenix Systems, Inc. and PGX Acquisition Corp.), a Delaware corporation.

Section 1.02Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Financing Documents:

(a)the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

(f)any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Financing Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g)the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision;

(h)all references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits and Schedules to, this Agreement;

(i)the word “or” is not exclusive; and

(j)the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. If Borrower notifies the Administrative Agent that Borrower wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Borrower’s compliance with such provision shall be determined on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to Borrower and the Administrative Agent. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.04Divisions. Any reference herein or in any other Financing Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a series of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer or similar term, as applicable to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under any other Financing Document (and each division of any limited liability company that is a Subsidiary, Affiliate, joint venture or any other like term shall also constitute such a separate Person or entity hereunder or any other Financing Document).

Article II

THE CREDITS

Section 2.01Loans.

(a)Loans. Subject to the terms and conditions set forth in this Agreement (including Section 4.01 and Section 4.02) and in reliance upon the representations and warranties of the Loan Parties set forth herein, each Lender severally, but not jointly, agrees to advance to Borrower (i) loans in a principal amount equal to $40,000,000 requested on the Closing Date, with $10,000,000 to be advanced on the Closing Date and $30,000,000 to be advanced June 26, 2023 in accordance with the Borrowing Request delivered on the Closing Date (the “Closing Date Loans”), (ii) loans in a principal amount up to $15,000,000 on the Second Installment Date and (iii) any Incremental Loans in accordance with Section 2.13 (the loans described in clauses (ii) and (iii), “Additional Loans”, and collectively with the Closing Date Loans, the “Loans”).

(b)No Reborrowing. Amounts prepaid or repaid in respect of any Loans may not be reborrowed.

(c)Notice of Loan Borrowing. To request the borrowing of Loans, Borrower shall deliver to the Administrative Agent and the Lenders, on a Business Day, the Borrowing Request. The date of any proposed borrowings (such dates, subject to the immediately succeeding sentence below, a “Funding Date”) specified in the Borrowing Request shall, for the first Borrowing Request delivered after the Closing Date (i.e. for the loans proposed to be made on the Second Installment Date), be no earlier than forty-five (45) days after the delivery of such Borrowing Request and thereafter, be no earlier than twelve (12) Business Days after delivery of such Borrowing Request. The Borrowing Request shall specify the amount to be borrowed and the proposed Funding Date (which shall be a Business Day). Upon receipt of such Borrowing Request, the Administrative Agent shall promptly notify each Lender thereof.

(d)Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section 2.01, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan requested to be made as part of the Loans.

(e)Tax Considerations. For U.S. federal income tax purposes, each of the Loan Parties and the Lenders agree: (i) that the Closing Date Loans, together with the Warrant Agreements entered into on the Closing Date (including the rights granted thereunder to the Warrant Holders), shall be treated as an investment unit, and the purchase price of such investment unit shall equal the total purchase price paid by the Lenders for the Closing Loans made on the Closing Date, and $2,235,309 of the purchase price of the investment unit shall, for U.S. federal income tax purposes, be allocated to the purchase of the Warrant Agreements entered into on the Closing Date; (ii) that any Additional Loans, together with the any Additional Warrants that arise in connection with such Additional Loans (including the rights granted thereunder to the Warrant Holders), shall be treated as an investment unit, and the allocation of the purchase price among the Additional Warrants and the Additional Loans comprising the investment unit with the Additional Warrants shall be determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower; (iii) to treat any Equity Commitment Deficiency Premium as additional paid-in-kind interest on the Loans; and (iv) to treat the Loans as a debt instrument, and not as a “contingent payment debt instrument,” for U.S. federal and state income tax purposes. Borrower will provide any information reasonably requested from time to time by any Lender regarding the original issue discount associated with the Loans, if any, for U.S. federal income tax purposes. Each of Borrower and the Lenders agrees to file tax returns consistent with the allocation set forth in this clause (e). For all non-tax purposes, Borrower and the Lenders agree to treat each Lender as having lent the full amount of its pro rata portion of the principal amount of the Loans.

Section 2.02Funding of the Loan. Subject to the satisfaction or waiver of the conditions set forth in Section 4.01 or Section 4.02, as applicable, each Lender shall, no later than 12:00 Noon, New York City time, on the Funding Date specified in the Borrowing Request, make available to the Administrative Agent at the Funding Office an amount in Dollars and in immediately available funds equal to the Loans to be made by such Lender. Administrative Agent shall, on the Funding Date, make available to Borrower the aggregate of the amounts made available to Administrative Agent by the Lenders, in like funds as received by the Administrative Agent.

Section 2.03Termination and Reduction of the Commitments. The Commitments of each Lender shall be permanently reduced by the principal amount of each Loans made by such Lender on the Funding Date thereof, and once borrowed or repaid, the Loans may not be reborrowed.

Section 2.04Repayment of Loan; Evidence of Debt.

(a)Promise to Repay. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders, (i) solely to the extent the Unwind Exercise Date has occurred, a $5,000,000 payment on the principal amounts of the Loans prior to each of (A) the ninety-two (92) day anniversary of the Unwind Exercise Date and (B) the seven (7) month anniversary of the Unwind Exercise Date ($10,000,000 total) and (ii) the unpaid principal amount of the Loans then outstanding on the Maturity Date. So long as the Unwind Exercise Date shall not have occurred, Borrower shall pay the Administrative Agent, for the benefit of all Lenders, the Minimum Return in cash on the earlier of (x) the Maturity Date and (y) the payment in full of the outstanding principal amount of the Loans (including upon an acceleration of the Obligations in respect of any Event of Default). The Minimum Return shall be fully earned as of the date hereof, shall not be subject to offset and shall not be refundable for any reason whatsoever.

(b)Evidence of Debt.

(i)Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from the Loans made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request execution and delivery of a Note evidencing the Loans made by such Lender to Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on Borrower absent manifest error; provided that the failure of any Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any obligations of Borrower.

(ii)Borrower agrees that, upon the request to the Administrative Agent by any Lender, Borrower will execute and deliver to such Lender, as applicable, a promissory note (a “Note”), substantially in the form of Exhibit B payable to such Lender in an amount equal to such Lender’s Loans evidencing the Loans made by such Lender. Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with any Borrowing Request (or, in the absence of which, the notations made by the Administrative Agent in the Register), be conclusive and binding on Borrower absent manifest error; provided that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any obligations of Borrower. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 10.04(b).

Section 2.05Prepayment of the Loan.

(a)Optional Prepayments. Borrower shall have the right at any time and from time to time, upon at least ten (10) Business Days’ prior written notice to the Administrative Agent stating the prepayment date and aggregate principal amount of the prepayment, to prepay any Loans in whole or in part, subject to the requirements of this Section 2.05. Each prepayment pursuant to this Section 2.05(a) shall be accompanied by the Prepayment Premium (if any, as provided in Section 2.05(c)) with respect to the principal amount of the Loan being prepaid. Each partial prepayment of any Loans under this Section 2.05(a) shall be in an aggregate principal amount at least equal to $1,000,000 and an integral multiple of $500,000 in excess thereof (or such lesser amount as may be necessary to prepay the aggregate principal amount then outstanding with respect to such Loans). No prepayment under Section 2.05(b) shall constitute a voluntary prepayment under this Section 2.05(a).

(b)Mandatory Prepayments and Offers to Prepay.

(i)Material Project Document. If any ZincFive Company receives any termination payments, liquidated damages or other similar payments under the Material Project Documents (“Extraordinary MPD Proceeds”), and any such proceeds shall be in excess of $2,000,000 in the aggregate per fiscal year of Borrower, then the Loan Parties shall, within five (5) Business Days of the receipt of all or any such Extraordinary MPD Proceeds, offer to prepay the Loans with an amount equal to 100% of the Net Available Amount of such Extraordinary MPD Proceeds in excess of $2,000,000 in the aggregate per fiscal year of Borrower pursuant to a written notice sent to the Administrative Agent describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(i) to make such offer (each such offer to prepay referred to in this Section 2.05(b)(i), a “Material Project Documents Prepayment Offer”); provided that, such Net Available Amount of the Extraordinary MPD Proceeds shall be excluded from the prepayment requirements of this clause to the extent that Borrower delivers to the Administrative Agent a certificate of an Authorized Representative of Borrower requesting and describing in the form of a plan that the Loan Parties intend to apply the Net Available Amount from such event (or a portion thereof specified in such certificate) to acquire (or replace or rebuild or improve) real property, equipment or other tangible assets to be used in the business of the ZincFive Companies within three hundred sixty (360) days from the date of receipt of such Net Available Amount, and the Administrative Agent may reasonably approve such plan or reject such plan (in which case Borrower shall make the Material Project Documents Prepayment Offer within three (3) Business Days of such rejection); provided, further, that the amount of such Net Available Amount not so used after three hundred sixty (360) days shall be applied to a mandatory offer to prepay the Loan pursuant to this Section 2.05(b)(i).

(ii)Event of Loss. With respect to any Event of Loss, if the Net Available Amount received by the ZincFive Companies in respect of such Event of Loss shall be in excess of $2,000,000 in the aggregate per fiscal year of Borrower across all Events of Loss, then the Loan Parties shall, within five (5) Business Days of the receipt of such Net Available Amount, offer to prepay the Loans with an amount equal to 100% of the Net Available Amount of such proceeds in excess of $2,000,000 in the aggregate per fiscal year of Borrower, pursuant to a written notice sent to the Administrative Agent and the Lenders describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(ii) to make such offer (each such offer to prepay referred to in this Section 2.05(b)(ii), a “Event of Loss Prepayment Offer provided, that the Net Available Amount from such Event of Loss shall be excluded from the prepayment requirements of this clause to the extent that the Borrower delivers to the Administrative Agent a certificate of an Authorized Representative of the Borrower requesting and describing in the form of a plan that the Loan Parties intend to apply the Net Available Amount from such Event of Loss (or a portion thereof specified in such certificate) to acquire (or replace or rebuild or improve) real property, equipment or other tangible assets to be used in the business of the ZincFive Companies within three hundred sixty (360) days from the date of receipt of such Net Available Amount, and the Administrative Agent may reasonably approve such plan or reject such plan (in which case Borrower shall make the Event of Loss Prepayment Offer within three (3) Business Days of such rejection); provided, further, that the amount of such Net Available Amount not so used or committed after three hundred sixty (360) days shall be applied to a mandatory offer to prepay the Loan pursuant to this Section 2.05(b)(ii).

(iii)Disposition of Assets. Without limiting the obligation of Borrower to obtain the consent of the Administrative Agent to any sale, transfer or other disposition of any assets or property (herein, the “Disposition”) not otherwise permitted under this Agreement, in the event that the Net Available Amount of the proceeds of any Disposition by any Loan Party not otherwise permitted hereunder shall exceed $1,000,000 in the aggregate per fiscal year of Borrower for all such Dispositions, then Borrower shall, within five (5) Business Days of the receipt of such proceeds, offer to prepay the Loan ratably in an amount equal to 100% of the Net Available Amount of such proceeds in excess of $1,000,000 in the aggregate per fiscal year of Borrower on the Quarterly Date immediately following receipt by Borrower of the relevant proceeds (each such offer to prepay referred to in this Section 2.05(b)(iii), a “Disposition Proceeds Prepayment Offer”); provided that, such Net Available Amount of the Disposition shall be excluded from the prepayment requirements of this clause to the extent that Borrower delivers to the Administrative Agent a certificate of an Authorized Representative of Borrower requesting and describing in the form of a plan that the Loan Parties intend to apply the Net Available Amount from such Disposition (or a portion thereof specified in such certificate) to acquire (or replace or rebuild or improve) real property, equipment or other tangible assets to be used in the business of the ZincFive Companies within three hundred sixty (360) days from the date of receipt of such Net Available Amount and the Administrative Agent may reasonably approve such plan or reject such plan (in which case Borrower shall make the Disposition Proceeds Prepayment Offer within three (3) Business Days of such rejection); provided, further, that the amount of such Net Available Amount not so used or committed after three hundred sixty (360) days shall be applied to a mandatory prepayment of the Loan pursuant to this Section 2.05(b)(iii).

(iv)Incurrence of Debt. If any ZincFive Company issues or incurs any Indebtedness (other than Permitted Indebtedness), then Borrower shall, within one (1) Business Day of the receipt of the proceeds therefrom, offer to prepay the Loans with an amount equal to 100% of such proceeds, pursuant to a written notice sent to the Administrative Agent and the Lenders describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(iv) to make such offer (each such offer to prepay referred to in this Section 2.05(b)(iv), a “Debt Prepayment Offer”).

(v)ECF Sweep. On each ECF Sweep Date, Borrower shall offer to prepay the Loans in an amount equal to the ECF Sweep Amount, accompanied by payment of all accrued interest on the amount prepaid and a calculation as to the ECF Sweep Amount (which calculation shall be in form and substance reasonably satisfactory to the Administrative Agent) (each such offer to prepay referred to in this Section 2.05(b)(v), an “ECF Prepayment Offer”).

(vi)Unwind Exercise Date. Borrower shall prepay the Loans of each Lender, within three Business Days of the Unwind Exercise Date, in an amount equal to the funds in the US Facility Reserve Account and any amounts in the DRA that are not required to pay interest on the Loans taking into account the updated maturity date resulting from the occurrence of the Unwind Exercise Date.

(vii)Interest Holiday Period. Borrower shall prepay the Loans of each Lender, within three Business Days of the end of the Interest Holiday Period, in an amount equal to the funds remaining in the DRA (if any) on the Interest Holiday Period.

(c)Terms of All Prepayments.

(i)All partial prepayments of the Loans shall be applied on a pro rata basis to the Loans of all Lenders who have accepted their respective applicable Material Project

Documents Prepayment Offer, Event of Loss Prepayment Offer, Disposition Proceeds Prepayment Offer or Debt Prepayment Offer, as applicable.

(ii)Each prepayment of Loans shall be accompanied by payment of all accrued interest on the amount prepaid, the Prepayment Premium (other than in the case of 2.05(b)(v), (vi) and (vii)) and any additional amounts required pursuant to Section 2.09. For the avoidance of doubt, with respect to any prepayment offer, Borrower shall prepay the applicable Loans no later than two (2) Business Days after the Lenders accept (or are deemed to accept) such prepayment offer pursuant to this Section 2.05(c)(iii).

(iii)No later than ten (10) Business Days after receiving a Material Project Documents Prepayment Offer, an Event of Loss Prepayment Offer, a Disposition Proceeds Prepayment Offer, a Debt Prepayment Offer or an ECF Prepayment Offer (the expiration of such ten (10) Business Day-period, the “Prepayment Offer Deadline”), each Lender shall advise Borrower in writing whether it has elected to accept such prepayment offer, which it shall determine in its sole discretion; provided that any Lender which shall fail to so advise Borrower by the Prepayment Offer Deadline shall have been deemed to have accepted such prepayment offer. Each of the Lenders shall have the right, but not the obligation, to accept or reject its pro rata portion of the prepayment offer by Borrower. Borrower shall have no obligation to prepay any amounts in respect of any declining Lender’s pro rata portion of the prepayment offer. In connection with any prepayment pursuant to Section 2.05(b)(i), (ii) and/or (iii), the amount of the Loan prepaid shall be calculated so that the total amount of Loans prepaid, the accrued but unpaid interest on such Loans and any Prepayment Premium applicable to such prepayment of Loans shall be no more than the Net Available Amount.

(iv)It is understood and agreed that if the Obligations are accelerated or otherwise become due and owing prior to the Maturity Date, in each case, as a result of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium and Minimum Return that would have applied if, at the time of such acceleration, Borrower had prepaid, refinanced, substituted or replaced any or all of the Loan as contemplated in Section 2.05(a) (any such event, a “Prepayment Premium Event”), will also be due and payable without any further action (including any notice requirements otherwise applicable to Prepayment Premium Events, if any) as though a Prepayment Premium Event had occurred and such Prepayment Premium or Minimum Return, as applicable, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium or Minimum Return payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium and Minimum Return shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) (ON BEHALF OF ITSELF AND THE OTHER LOAN PARTIES)

THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS, OR MAY PROHIBIT, THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM OR MINIMUM RETURN IN CONNECTION WITH ANY SUCH ACCELERATION. Each Loan Party expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Prepayment Premium and Minimum Return is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium and Minimum Return shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and Minimum Return; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.05(c)(iv). Each Loan Party expressly acknowledges that its agreement to pay the Prepayment Premium and Minimum Return to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans contemplated hereby. Borrower acknowledges, and the parties hereto agree, that each Lender has the right to maintain its investment in the Loans free from repayment by Borrower (except as herein specifically provided for) and that the provision for payment of a Prepayment Premium and Minimum Return by Borrower, in the event that the Loans are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 2.06Fees.

(a)Agent or Discount Fees. Borrower agrees to pay to each Lender and Agent, for its own account, any Agent or Discount Fees set forth in any Fee Letter to which such Lender or Agent is a party.

(b)Payment of Agent or Discount Fees. All Agent or Discount Fees shall be paid on the dates due, in immediately available funds, in the case of each Agent’s fees, to such Agent and, in the case of all other Agent or Discount Fees, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, no Agent or Discount Fee shall be refundable under any circumstances, absent manifest error.

(c)Equity Commitment Deficiency Premium.

(i)In consideration of the Lenders’ execution of the Loan Documents and funding of the Loans prior to the receipt of the equity commitments required in order for the Loan Parties to satisfy the Equity Requirement, the Borrower agrees to pay to the Lenders the Equity Commitment Deficiency Premium on the dates provided for in clause (iv) below on a pro rata basis based on the outstanding Loans.

(ii)The Equity Commitment Deficiency Premium shall accrue on each Equity Commitment Deficiency Calculation Date until the Loan Parties have caused the Equity Requirement to be satisfied.

(iii)If, as of the fourth Equity Commitment Deficiency Calculation Date to occur, the Borrower has caused to be deposited in the Collateral Accounts after the Closing Date the proceeds of any combination of unconditional voluntary cash equity and Subordinated Notes in an aggregate amount equal to or greater than $15,000,000, 50% of the accrued Equity Commitment Deficiency Premium shall be considered terminated and not payable to the Lenders hereunder.

(iv)On the fourth Equity Commitment Deficiency Calculation Date to occur and any subsequent Equity Commitment Deficiency Calculation Date to occur prior to the Loan Parties’ satisfaction of the Equity Requirement, the aggregate outstanding principal amount of the Loans shall be automatically increased on each such Equity Commitment Deficiency Calculation Date by the amount of such accrued but unpaid Equity Commitment Deficiency Premium. For the avoidance of doubt, and subject to clause (iii) above, the first second and third Equity Commitment Deficiency Premium shall be earned on the first, second and third, respectively, Equity Commitment Fee Calculation Dates, but shall not be payable until the fourth Equity Commitment Fee Calculation Date, and the fourth and each succeeding Equity Commitment Deficiency Premium shall be payable on its respective Equity Commitment Fee Calculation Date.

Section 2.07Interest.

(a)Loans. The Loans (including Accrued Interest and Accrued Premium) shall bear interest at a rate per annum equal to the Interest Rate on and after the date of borrowing of such Loans.

(b)Default Interest. If all or a portion of the principal amount of any Loans, interest in respect thereof or any other amount due under the Financing Documents shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or there shall occur and be continuing any other Event of Default, then, to the extent so elected by the Administrative Agent, acting at the direction of the Required Lenders, after Borrower has been notified in writing by the Administrative Agent, acting at the direction of the Required Lenders (or automatically upon the occurrence of an Event of Default pursuant to Section 7.01(f) hereof), the outstanding principal amount of the Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum equal to the Post-Default Rate, from the date of such nonpayment or occurrence of such Event of Default, respectively, until such amount is paid in full (after as well as before judgment) or until such Event of Default is no longer continuing, respectively.

(c)Payment of Interest. Subject to Section 2.07(e), accrued interest on each Loan shall be payable in arrears on each Quarterly Date and on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.07(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)Computation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The computation of interest shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

(e)Payment in Kind. On each Quarterly Date occurring on or prior to December 7, 2024 (the “Interest Holiday Period”), Borrower may elect to pay up to 3% per annum of the Interest Rate in kind (in lieu of payment in cash) by written election of Borrower to the Administrative Agent at least ten Business Days prior to such Quarterly Date. The aggregate outstanding principal amount of the Loans shall be automatically increased on each such Quarterly Date by the amount of such interest paid in kind. For the avoidance of doubt, any portion of the Interest Rate not paid in kind shall be paid in cash.

Section 2.08Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board under Regulation D or otherwise) against assets of, deposits with or for account of, or credit extended by, any Lender;

(ii)subject any Recipient to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loan, loan principal, commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender any other condition (other than Taxes) not otherwise contemplated hereunder affecting this Agreement or the Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loans (or of maintaining its obligation to make any such Loans) to Borrower or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates from Lenders. A certificate of a Lender setting forth calculations in reasonable detail of the amount or amounts necessary to compensate such Lender or its respective holding company, as the case may be, as specified in Section 2.08(a) or Section 2.08(b) shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) Business Days after receipt thereof.

(d)Delay in Requests. Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.08, such Lender shall notify Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.08 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.09Taxes.

(a)Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Financing Document shall be made free and clear of and without withholding or deduction for any Taxes except as required by Applicable Law; provided that if such Loan Party (or the applicable withholding agent) shall be required by law to withhold or deduct any Taxes from such payments, then (i) to the extent such Taxes are Indemnified Taxes, the sum payable by such Loan Party shall be increased as necessary so that after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent or the Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Loan Party shall make or shall cause to be made such withholdings and deductions and (iii) such Loan Party shall pay or shall cause to be paid the full amount withheld and deducted to the relevant Governmental Authority in accordance with Applicable Law.

(c)Payment of Other Taxes by Borrower. Borrower shall timely pay or cause to be paid to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by Borrower. Loan Parties shall jointly and severally indemnify or cause to be indemnified each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section but without duplication of any amounts indemnified under Section 2.09(a)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by the Collateral Agent or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of the Collateral Agent or a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, the relevant Loan Party shall deliver or cause to be delivered to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Administrative Agent, acting reasonably.

(g)Status of Lenders. (i) Any Lender that is legally entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by Borrower, the Collateral Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by a Loan Party or the Administrative Agent or prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(e)(ii)(A), Section 2.09(e)(ii)(B), or Section 2.09(e)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)Without limiting the generality of the foregoing, in the event that Borrower is a US Person,

(A)any Lender that is a US Person shall deliver to Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)executed copies of IRS Form W-8ECI;

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner.

(C)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign

Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(E)On or before the date the Administrative Agent becomes the Administrative Agent hereunder, it shall deliver to the Loan Parties two executed originals of (i) IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding Tax or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax. The Administrative Agent agrees that if any form or certification it previously delivered becomes expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification.

(h)Treatment of Certain Refunds. If the Administrative Agent, the Collateral Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.09, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses

(including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.09(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival. Each party’s obligations under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under any Transaction Documents.

Section 2.10Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)Payments by Borrower. Unless otherwise specified, Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or under Section 2.08 or Section 2.09, or otherwise) or under any other Financing Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Unless otherwise notified by the Administrative Agent in writing to Borrower, all such payments shall be made to the Administrative Agent for the benefit of each Agent and Lender at: OIC Investment Agent, LLC (payment instructions: Bank Name: JP Morgan, ABA/Routing No.: 021000021, Account Name: OIC INVESTMENT AGENT, LLC, Account No.: 741813585, Beneficiary Address: 292 Madison Ave, Suite 2500, New York, New York 10017); and in each case, except as otherwise expressly provided in the relevant Financing Document and payments pursuant to Section 2.09, Section 2.10 and Section 10.03, which shall be made directly to the Persons entitled thereto, in each case subject to the terms of this Agreement. The Administrative Agent shall distribute any such payments received by it in like funds as received for account of any other Person to the appropriate recipient promptly (and in any case not more than one (1) Business Day) following receipt thereof. Payments to each Lender shall be made to such Lender in accordance with its Administrative Questionnaire. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the immediately preceding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement or under any other Financing Document are payable in Dollars.

(b)Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees, Prepayment Premium, Minimum Return and other amounts (except for the amounts required to be paid pursuant to the following clause (ii)) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and such other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)Pro Rata Treatment. Except to the extent otherwise provided herein: (i) the Loan shall be made from the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.03 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective applicable Commitments; (ii) except as provided in Section 2.05(c), each payment or prepayment of principal of the Loan by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them being paid or prepaid; and (iii) each payment of interest on the Loan by Borrower shall be made for account of the Lenders (except, in the case of prepayments under Section 2.05(b), for Lenders not receiving a principal repayment thereunder) pro rata in accordance with the amounts of interest on the Loans then due and payable to the respective Lenders.

(d)Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment or recover any amount in respect of any principal of or interest on any of its Loan resulting in such Lender receiving a greater proportion of the aggregate amount of the Loan and accrued interest thereon then due than the proportion received by any other Lender, then, unless otherwise agreed in writing by the Lenders, the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loan; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.10(d) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to Borrower or any Affiliate thereof (as to which the provisions of this Section 2.10(d) shall apply), provided further that no Lender shall be required to purchase a participation from a Lender rejecting its option to receive prepayments under Section 2.05(b) to the extent disproportionality results from the rejecting Lender’s election under Section 2.05(b).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(e)Presumptions of Payment. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that Borrower will not make such payment, the

Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due to them. In such event, if Borrower has not in fact made such payment within one (1) Business Day after such due date, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02, Section 2.10(e) or Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.11Change of Lending Office. If any Lender requests compensation under Section 2.08, or if Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.09 then such Lender shall (i) file any certificate or document reasonably requested in writing by Borrower and/or (ii) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender exercised in good faith, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to Section 2.08 or Section 2.09, as the case may be, in the future and (y) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.12Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 2.13Incremental Facility. Borrower may, pursuant to an Incremental Request delivered to the Administrative Agent from time to time after the Second Installment Date, request incremental term loans in an aggregate principal amount to be agreed between Borrower and the Administrative Agent (such commitments, “Incremental Commitments” and such term loans once borrowed, “Incremental Loans”), to be documented as an increase in the total amount of the Loans under this Agreement; provided that the aggregate amount of the Incremental Commitments shall not exceed $25,000,000. Each Lender will make Incremental Loans if each of the following conditions have been satisfied:

(a)Borrower shall have presented to the Administrative Agent reasonably detailed information on the use of proceeds for the Incremental Loans and the commercial arrangements in respect thereof, and the Administrative Agent shall have approved such uses and arrangements;

(b)Borrower shall have presented reasonably satisfactory evidence to the Administrative Agent that the Loan Parties have received new binding purchase orders providing for total revenue of at least $25,000,000 over the next twelve months and there is no projected Liquidity Funding Need;

(c)no Default or Event of Default has occurred and is continuing as of the effective date of such Incremental Loans or would exist after giving effect thereto;

(d)since the Closing Date, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect;

(e)the representations and warranties of each of the Loan Parties set forth in the Financing Documents shall be true and correct in all material respects on and as of the effective date of such Incremental Loans (except where already qualified by materiality or Material Adverse Effect, in which case, in all respects;

(f)Borrower shall have issued Additional Warrants in an amount equal to the Additional Warrant Share Amount;

(g)Investment Committee approval (which shall be at the Investment Committee’s sole and absolute discretion) for such Incremental Loans shall have been obtained; and

(h)the terms of any such Incremental Commitments and Incremental Loans shall be identical to those of the existing Commitments and Loans, unless otherwise agreed by the Administrative Agent and Borrower; provided that, (x) Borrower may request multiple borrowings (the timing of which shall be mutually agreed between Borrower and the Lenders) and each borrowing of Incremental Loans shall be in an aggregate amount of $15,000,000 or a larger multiple of $1,000,000; provided that the final borrowing of such Incremental Loans may be in an amount equal to the then current amount of the unfunded Incremental Commitments with respect to the applicable Incremental Loans.

Article III

REPRESENTATIONS AND WARRANTIES

On each of the Closing Date, the Funding Date and on any other date that the representations herein are required to be made pursuant to the Financing Documents, each Loan Party represents and warrants to each Agent and the Lenders that, as of such date:

Section 3.01Due Organization, Etc.

(a)Borrower is a Delaware corporation, and each other ZincFive Company is a limited liability company or corporation, as applicable, in each case duly organized, validly existing and in good standing, as applicable, under the laws of the jurisdiction of its organization. Each ZincFive Company has all requisite limited liability company, limited partnership, corporate or other organizational power and authority to own or lease and operate its assets and to carry on its business as now conducted and as proposed to be conducted and each ZincFive Company is duly qualified to do business and is in good standing, as applicable, in each jurisdiction where necessary in light of its business as now conducted and as proposed to be conducted, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. No filing, recording, publishing or other act by a ZincFive Company that has not been made or done is necessary in connection with the existence or good standing of such ZincFive Company.

(b)Borrower is the sole member of ZincFive Power, ZincFive LLC and Blue Earth, and all Capital Stock in ZincFive Power, ZincFive LLC and Blue Earth beneficially is owned and controlled by Borrower free and clear of all Liens other than Permitted Liens. ZincFive Power is the sole member of each Chinese Subsidiary, and all Capital Stock in each Chinese Subsidiary is beneficially owned and controlled by ZincFive Power free and clear of all Liens other than Permitted Liens.

Section 3.02Authorization, Etc. Each ZincFive Company has full corporate, limited liability company, limited partnership or other organizational powers, authority and legal right to enter into, deliver and perform its respective obligations under each of the Transaction Documents to which it is a party and to consummate each of the transactions contemplated herein and therein, and has taken all necessary corporate, limited liability company, limited partnership or other organizational action to authorize the execution, delivery and performance by it of each of the Transaction Documents to which it is a party. Each of the Transaction Documents to which any ZincFive Company is a party has been duly executed and delivered by such Loan Party and is in full force and effect and constitutes a legal, valid and binding obligation of such ZincFive Company, enforceable against such ZincFive Company in accordance with its respective terms, except as enforcement may be limited (i) by Bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) by implied covenants of good faith and fair dealing.

Section 3.03No Conflict. The execution, delivery and performance by each ZincFive Company of each of the Transaction Documents to which it is a party and all other documents and instruments to be executed and delivered hereunder by it, as well as the consummation of the transactions contemplated herein and therein, do not and will not (i) conflict with the Organizational Documents of such ZincFive Company, (ii) conflict with or result in a breach of, or constitute a default under, any indenture, loan agreement, mortgage, deed of trust or other instrument or agreement to which such ZincFive Company is a party or by which it is bound or to which such ZincFive Company’s property or assets are subject, except where such contravention, breach or default could not reasonably be expected to be material and adverse to the ZincFive Companies or Lenders, (iii) conflict with or result in a breach of, or constitute a default under, in any material respect, any Applicable Law, except where such contravention or breach could not reasonably be expected to have a Material Adverse Effect, (iv) conflict with or result in a breach of, or constitute a default under, any Material Project Document to which such ZincFive Company is a party, or (v) with respect to each ZincFive Company, result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of such ZincFive Company’s property or the Collateral.

Section 3.04Approvals, Etc.

(a)Schedule 3.04 set forth all material Authorizations that are necessary (or that will become necessary other than due to a Change in Law) in connection with the development, construction, operation, and ownership of the Business and assets of the ZincFive Companies (other than those Authorizations that are immaterial to the Business or are ministerial in nature and can reasonably be expected to be obtained in due course, without materially adverse conditions or requirements, on or before the date required). Other than as disclosed on Schedule 3.04, Each Authorization listed on Schedule 3.04 has been issued to, assigned to, or otherwise assumed or made by the applicable ZincFive Company set forth on such schedule, is in full force and effect and is not subject to any current, pending or, to any ZincFive Companies’ knowledge threatened legal proceeding (including administrative or judicial appeal, permit renewals or modification) or to any unsatisfied condition (required to be satisfied as of date this representation and warranty is made) that, in the case of unsatisfied conditions, would reasonably be expected to have a Material Adverse Effect, and except as otherwise noted on Schedule 3.04, all statutorily prescribed appeal periods with respect to the issuance of such Authorizations have expired; and

(b)Each ZincFive Company is in compliance with all such material Authorizations described in clause (a) above, except to the extent that non-compliance could not reasonably be expected to cause a loss of such Authorization or otherwise could not reasonably be expected to have a material and adverse effect on the applicable ZincFive Company or the Business.

Section 3.05Financial Statements; No Material Adverse Effect.

(a)Each Loan Party has heretofore furnished to the Administrative Agent the financial statements specified in Section 4.01(d). The financial statements furnished to the Lenders pursuant to Section 4.01(d) and present fairly in all material respects the financial condition, results of operations and cash flows of the ZincFive Companies of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities (contingent or otherwise) of the ZincFive Companies as of the dates thereof to the extent required by GAAP. Such financial statements were prepared in accordance with GAAP.

(b)Since December 31, 2022, there has been no event or occurrence which has resulted in a Material Adverse Effect and is continuing or could reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

Section 3.06Litigation. Except as set forth on Schedule 3.06, there is no pending or threatened (in writing) litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority (i) seeking to restrain or prohibit the consummation of the transactions contemplated by the Transaction Documents, (ii) purporting to affect the legality, validity or enforceability of any of the Transaction Documents or (iii) that affects the Business or leased premises relating thereto, in the case of this clause (iii), as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.07Authorizations; Environmental Matters. Except as set forth on Section 3.07:

(a)each ZincFive Company is now and has been in compliance in all material respects with all applicable Environmental Laws;

(b)each ZincFive Company, as applicable, (i) holds or has applied for all material Authorizations required under Environmental Laws (each of which is in full force and effect) required for any of its current operations or for any property owned, leased or otherwise operated by it; and (ii) is and has been in compliance in all material respects with all Authorizations required under Applicable Laws;

(c)there are no past, pending or threatened material Environmental Claims asserted against any ZincFive Company, including any consent decrees, orders, settlements or other agreements relating to compliance with or liability under Environmental Laws;

(d)there has been no material Release or threat of material Release of Hazardous Materials at, on, from or under the leased premises of any ZincFive Company or any other real property currently or formerly owned, leased or operated by any ZincFive Company, except in each case in compliance with Environmental Laws, and except as would not be reasonably expected to have a Material Adverse Effect;

(e)there have been no material environmental investigations, studies, audits, reviews or other analyses conducted by any ZincFive Company which disclose any potential basis for Environmental Claims; and

(f)each Loan Party has made available copies of all significant reports, correspondence and other documents in its possession, custody or control regarding any material violations by any of the ZincFive Companies with, or potential material liability of any of the

ZincFive Company under Environmental Laws or Authorizations required under Environmental Laws.

Section 3.08Compliance with Laws and Obligations. Subject to Section 3.07, each ZincFive Company is in compliance in all material respects with all Applicable Laws.

Section 3.09Material Project Documents. Except as set forth on Schedule 3.09, as of the Closing Date and each Funding Date, the ZincFive Companies are not party to any Material Project Documents (unless such contract has been consented to by the Administrative Agent in accordance with Section 6.09).

Section 3.10Licenses. Each ZincFive Company owns, or is licensed to use, all patents, trademarks, permits, proprietary information and knowledge, technology, copyrights, licenses, franchises and formulas, or rights with respect thereto and all other Intellectual Property, necessary for its Business and that are material to the performance by it of its obligations under the Transaction Documents to which it is a party, in each case, as to which the failure of such ZincFive Company to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and the use thereof by such ZincFive Company does not infringe in any respect upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.11Taxes. Each ZincFive Company (a) has timely filed or caused to be timely filed all material Tax returns and reports required to have been filed by it and each such Tax return is complete and accurate in all material respects, and (b) has paid or has caused to be paid all material Taxes required to have been paid by it (whether or not shown as due on any Tax returns), other than Taxes that are being contested in accordance with the Permitted Contest Condition.

Section 3.12Full Disclosure; Projections.

(a)None of the written reports, financial statements, certificates or other written information (other than Projections and information of a general economic or industry nature) furnished by or on behalf of any ZincFive Company to the Administrative Agent or any Lender in connection with the negotiation and execution of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such statements therein, in the light of the circumstances under which they were made, not materially misleading.

(b)Each Loan Party’s sole representation with respect to information consisting of statements, estimates, forecasts and projections regarding the ZincFive Companies and the future performance of the Business or other expressions of view as to future circumstances (including the Financial Projections, the Operating Budget, the US Facility Budget and estimates, budgets, forecasts, financial information and “forward-looking statements” that have been made available to any Secured Party by or on behalf of any ZincFive Company or any of its representatives or Affiliates (collectively, “Projections”)), shall be that such Projections have been prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof and are consistent in all material respects with the Financing Documents and the Material Project Documents as of the time of preparation thereof; provided that it is understood and acknowledged that such Projections are based upon a number of estimates and assumptions and are subject to business, economic and competitive uncertainties and contingencies, that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material and that, accordingly, no assurances are given and no representations, warranties or covenants are made that any of the assumptions are correct, that such Projections will be achieved or that the forward-looking statements expressed in such Projections will correspond to actual results.

Section 3.13Senior Obligations. Each Loan Party’s obligations under the Financing Documents are the direct and unconditional general obligations of such Loan Party and, on and after the Closing Date, rank senior in priority of payment and in all other respects with all other present or future unsecured and secured Indebtedness of such Loan Party (subject to Permitted Liens).

Section 3.14Solvency. Immediately after giving effect to the transactions to occur on the Closing Date and immediately following the occurrence of each other Funding Date, the ZincFive Companies, on a consolidated basis, will be Solvent.

Section 3.15Regulatory Restrictions on the Loan. No Loan Party is an “investment company” as defined in the Investment Company Act of 1940 of the United States (including the rules and regulations thereunder), as amended.

Section 3.16Title; Security Documents.

(a)Schedule 3.16 is a complete and correct list, as of the Closing Date, of all Real Property and the legal description thereof, indicating for each parcel whether it is owned, leased or held pursuant to an easement, license or similar instrument, and a description of each vesting instrument pursuant to which the Loan Party holds such interests (together with all amendments, modifications and guaranties thereto, the “Vesting Instruments”). The Borrower has delivered to the Lender true, complete and correct copies of all material Vesting Instruments.

(b)Except as set forth in Schedule 3.16, each Loan Party owns and has good and valid title to, or valid leasehold, easement or other interests in, its Real Property, in each case free and clear of all Liens other than Permitted Liens. Other than with respect to the Real Property, each Loan Party owns all material properties and assets in each case purported to be covered by the Security Documents to which it is party free and clear of all Liens other than Permitted Liens.

(c)No Loan Party has received any written notice of, nor has any knowledge of, any pending or contemplated Condemnation proceeding affecting any material portion of the Real Property or any sale or disposition of any material portion thereof in lieu of Condemnation.

(d)No Loan Party is obligated under any written right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any material portion of any Real Property or any interest therein.

(e)The provisions of the Security Documents to which any Loan Party is a party that have been delivered on or prior to the date this representation is made are (and each other Security Document to which any Loan Party will be a party when delivered thereafter will be), effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable first-priority Lien on and security interest in all of the Collateral purported to be covered thereby, and when all necessary recordings and filings have been (or, in the case of such other Security Documents, will be) made in all necessary public offices, and all other necessary and appropriate action has been (or, in the case of such other Security Documents, will be) taken, so that the security interest created by each Security Document is a first-priority perfected Lien on and security interest in all right, title and interest of such Loan Party in the Collateral purported to be covered thereby, prior and superior to all other Liens other than Permitted Liens.

Section 3.17ERISA.

(a)No material ERISA Event has occurred or is reasonably expected to occur. Each Pension Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Pension Plan has occurred resulting in any liability that has remained underfunded and no Lien against any ZincFive Company or any of its ERISA Affiliates in favor of the PBGC or a Pension Plan has arisen during the five-year period prior to the date hereof. None of the ZincFive Companies or any of their ERISA Affiliates has incurred any material liability on account of a complete or partial withdrawal from a Multiemployer Plan.

(b)None of the ZincFive Companies has incurred any material obligation on account of the termination or withdrawal from any Foreign Plan.

Section 3.18Insurance. All insurance policies required to be obtained by the ZincFive Companies pursuant to Section 5.06 have been obtained and are in full force and effect as required under Section 5.06 and all premiums then due and payable thereon have been paid in full. No ZincFive Company has received any notice from any insurer that any insurance policy has ceased to be in full force and effect or claiming that the insurer’s liability under any such insurance policy can be reduced or avoided.

Section 3.19Use of Proceeds. The proceeds the Loans have been used solely in accordance with, and solely for the purposes contemplated by, Section 5.13. No part of the proceeds of any Loans and other extensions of credit hereunder will be used, either directly or indirectly, by any Loan Party to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board.

Section 3.20Capital Stock and Related Matters.

(a)Schedule 3.20(a) sets forth, as of the Closing Date and each other Funding Date, a true and complete list of the ZincFive Companies and, with respect to each Loan Party, (i) its name and jurisdiction of organization, (ii) its form of organization, and (iii) all of the issued and outstanding Capital Stock thereof and the legal and beneficial owner of such Capital Stock. Other than set forth on Schedule 3.20(a), as of the Closing Date, no ZincFive Company owns directly or indirectly, or Controls any Capital Stock in any Person.

(b)All of the Capital Stock of each ZincFive Company have been duly authorized and validly issued in accordance with its Organizational Documents, are fully paid and non-assessable and free and clear of all Liens other than Permitted Liens, and were not issued in violation of any preemptive rights, rights of first refusal or offer, or any other agreement, commitment, understanding or arrangement to which any such ZincFive Company is a party. Other than as set forth on Schedule 3.20(b), no ZincFive Company has outstanding Capital Rights, or any agreement, commitment, understanding or arrangement (contingent or otherwise) obligating such ZincFive Company to issue, sell, transfer or otherwise dispose of, repurchase, redeem or otherwise acquire any Capital Stock of any ZincFive Company, or issue or grant any Capital Right (except as expressly provided for or permitted herein or in the Security Documents).

(c)There are no agreements, commitments, understandings or arrangements (other than the Financing Documents and Borrower’s Organizational Documents) to which Borrower is a party with respect to the voting of any Capital Stock of Borrower (including any voting trust, voting agreement or proxy).

Section 3.21Permitted Indebtedness; Investments.

(a)No ZincFive Company has created, incurred, assumed or suffered to exist any Indebtedness, other than Permitted Indebtedness.

(b)As of the Closing Date, all Indebtedness of the ZincFive Companies incurred pursuant to Section 6.02(b) is listed on Schedule 3.21(b).

(c)None of the ZincFive Companies has made any advance, loan or extension of credit to, or made any acquisition or Investment (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase of any stock, bonds, notes, debentures or other securities of, any other Person, other than as permitted under Section 6.04.

Section 3.22Agreements with Affiliates. As of the Closing Date, Schedule 3.22 sets forth any and all agreements, transactions or series of related transactions among, on one hand, one or more ZincFive Companies, and on the other hand, one or more Affiliates of a ZincFive Company.

Section 3.23No Other Bank Accounts. Each of the accounts of each ZincFive Company are listed on Schedule 3.23 as of the Closing Date and each other Funding Date. No ZincFive Company maintains, or has caused the Depositary Bank or any other Person to maintain, any accounts other than the Collateral Accounts and the accounts listed on Schedule 3.23 as of the Closing Date and each Funding Date and each such account is, other than those certain accounts with BMO Harris Bank N.A. that will be closed in accordance with Section 5.22(f), subject to the Control Agreement.

Section 3.24No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

Section 3.25Foreign Assets Control Regulations.

(a)None of the ZincFive Companies, and none of their respective officers or directors, or, to any of the Loan Parties’ knowledge, their respective Affiliates or agents (i) is a Sanctioned

Person; or (ii) engages in any dealings or transactions in or with a Sanctioned Country or that are otherwise prohibited by Sanctions.

(b)Each of the ZincFive Companies has implemented and currently maintains policies and procedures sufficient to provide reasonable assurances of compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(c)Each of the ZincFive Companies and their respective officers, directors, employees and, to the Loan Parties’ knowledge, agents are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(d)No part of the proceeds of the Loans will be used, directly or indirectly (i) in violation of the FCPA, Anti-Money Laundering Laws or Sanctions or (ii) to offer or make payments or to take any other action that would constitute a violation, or implicate any Lender, Administrative Agent, Collateral Agent or their respective Affiliates in a violation, of Anti-Corruption Laws or applicable Sanctions.

(e)Each of the Loan Parties has disclosed all facts known to it regarding (a) all claims, damages, liabilities, obligations, losses, penalties, actions, judgment, and/or allegations of any kind or nature that are asserted against, paid or payable by such Person, any of its Affiliates or, to any of the Loan Parties’ knowledge, any of its representatives in connection with non-compliance with Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws by such Person or any ZincFive Company, and (b) any investigations involving possible non-compliance with Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws by such Person, such Affiliate or, to any of the Loan Parties’ knowledge, such representative. No proceeding by or before any Governmental Authority involving any ZincFive Company with respect to Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws is pending or, to the knowledge of the Loan Parties, threatened.

Article IV

CONDITIONS

Section 4.01Conditions to the Closing Date. The occurrence of the Closing Date and the obligations of the Agents and each Lender hereunder are subject to the receipt by the Administrative Agent (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent and each Lender (unless waived by the Administrative Agent):

(a)Execution of Financing Documents. The Financing Documents contemplated to be entered into as of the Closing Date shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect.

(b)Corporate Documents. The following documents, each certified as of the Closing Date as indicated below:

(i)copies of the Organizational Documents, together with any amendments thereto, of each ZincFive Company and a certificate of good standing or its equivalent (if any) for the applicable jurisdiction for each such party (in each case such good standing certificate or its equivalent dated no more than ten (10) Business Days prior to the Closing Date);

(ii)an Officer’s Certificate of each Loan Party dated as of the Closing Date, certifying:

(A)that attached to such certificate is a correct and complete copy of the Organizational Documents referred to in clause (i) above for such Person;

(B)attached to such certificate is a correct and complete copy of resolutions duly adopted by the board of directors, member(s), partner(s) or other authorized governing body of such Person, and that such resolutions or other evidence of authority have not been modified, rescinded or amended and are in full force and effect;

(C)that the certificate of incorporation, certificate of formation, charter or other Organizational Documents (as the case may be) referred to in clause (A) above for such Person has not been amended since the date of the certification furnished pursuant to clause (ii) above;

(D)as to the incumbency and specimen signature of each officer, member or partner (as applicable) of such Person executing the Financing Documents to which such Person is or is intended to be a party (and each Lender may conclusively rely on such certificate until it receives notice in writing from such Person); and

(E)as to the qualification of such Person to do business in each jurisdiction where its operations require qualification to do business and as to the absence of any pending proceeding for the dissolution or liquidation of such Person.

(c)Authorizations. All Authorizations (i) have been duly obtained and validly issued, (ii) are in full force and effect and not subject to any pending or threatened, appeal, (iii) are issued to, assigned to, or otherwise assumed by, a ZincFive Company (or such ZincFive Company is entitled to the benefit thereof), (iv) are not subject to any current legal proceeding to which any ZincFive Company is a party, (v) are free from any unsatisfied condition and (vi) there is no reason to believe that any such Authorization may be withdrawn, cancelled, varied, suspended or revoked, in each case, except where the failure to do could not reasonably be expected to have a Material Adverse Effect.

(d)Financial Projections and Operating Budget.

(i)The Administrative Agent shall have received a certified copy of each of (A) the Financial Projections and (B) an Operating Budget for the remainder of calendar year 2023.

(ii)The Administrative Agent shall have received (x) unaudited consolidated pro forma balance sheet of Borrower dated as of the Closing Date and (y) audited consolidated balance sheets and income and cash flow statements of Borrower as of and for the year ended December 31, 2022.

(e)Regulatory Information. Each Lender shall have received (i) all documentation and other written information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, reasonably requested by them at least five (5) Business Days prior to execution of this Agreement and (ii) the Beneficial Ownership Regulation (including a Beneficial Ownership Certification).

(f)Representations and Warranties. The representations and warranties of each Loan Parties set forth in the Financing Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(g)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

(h)Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of Borrower, dated as of the Closing Date, certifying that each of the conditions set forth in this Section 4.01 has been satisfied.

(i)Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.01.

(j)Lender and Agent Letters. The Agent Reimbursement Letter and the Lender Loan Discount Letter shall have been duly executed and delivered by Borrower.

(k)Execution of Security Documents.

(i)The Security Documents contemplated to be entered into as of the Closing Date shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect.

(ii)The security interests in and to the Collateral as of the Closing Date shall have been created in favor of the Collateral Agent for the benefit of the Secured Parties, are in full force and effect and the necessary notices, consents, acknowledgments, filings, registrations and recordings to preserve, protect and perfect the security interests in such Collateral have been or will be made on the Closing Date such that the security interests granted in favor of the Collateral Agent for the benefit of the Secured Parties are filed, registered and recorded and will constitute a first-priority (subject to Permitted Liens), perfected security interest in such Collateral free and clear of any Liens, other than Permitted Liens, and all related recordation, registration and/or notarial fees of such Collateral have been paid to the extent required.

(l)Collateral Perfection Matters. The Collateral Agent shall have received:

(i)appropriately completed UCC financing statements (Form UCC-l), which have been duly authorized for filing by the appropriate Person, naming each Loan Party as debtor and Collateral Agent as secured party, in form appropriate for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Documents, covering the applicable Collateral;

(ii)copies of UCC, judgment lien, tax lien, Intellectual Property lien, and litigation lien search reports, which reports will be dated a recent date reasonably acceptable to the Administrative Agent, listing all effective financing statements that name each Loan Party as debtor and that are filed in the jurisdictions in which the UCC-1 financing statements will be filed in respect of the Collateral, none of which shall cover the Collateral except to the extent evidencing Permitted Liens;

(iii)appropriately completed copies of all other recordings and filings of, or with respect to, the Security Documents as may be reasonably requested by Collateral Agent and necessary to perfect the security interests purported to be created by the Security Documents;

(iv)the certificates representing the shares of Capital Stock of the Subsidiary Guarantors pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly Authorized Representative of Borrower; and

(v)evidence that all other actions reasonably requested by Collateral Agent and necessary to perfect and protect the security interests purported to be created by the Security Documents entered into on or prior to the Closing Date have been taken immediately prior to the occurrence of the Closing Date.

(m)Reserved.

(n)Establishment of Accounts. The Administrative Agent shall have received evidence that each of the Collateral Accounts required under this Agreement have been established in accordance with the terms thereof.

(o)Funding of Collateral Accounts. (i) The DRA shall have been funded (or will be funded with the proceeds of Loans) with the Interest Reserve Amount as specified in the Funds Flow Memorandum and (ii) the US Facility Reserve Account shall have been funded (or will be funded with the proceeds of Loans) with the US Facility Reserve Amount as specified in the Funds Flow Memorandum.

(p)Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Funding Date and addressed to the Administrative Agent, the Lenders and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent, a written opinion of Cooley LLP, counsel to the Loan Parties.

(q)Fees and Expenses. Borrower has arranged for non-refundable payment on the Closing Date (including through the application of Loans on the second Funding Date) of all reasonable and documented out-of-pocket fees and expenses then due and payable pursuant to the Financing Documents.

(r)Funds Flow Memorandum. The Administrative Agent shall have received the Funds Flow Memorandum, in form and substance reasonably satisfactory to the Administrative Agent.

(s)Insurance Deliverables. The ZincFive Companies shall have obtained the insurance required to be in effect under Section 5.06 to the extent required as of the Closing Date and such insurance shall be in full force and effect, and Borrower shall have furnished the Administrative Agent with certificates signed by the insurer or an agent authorized to bind the insurer, together with loss payee endorsements in favor of the Collateral Agent, evidencing such insurance, identifying underwriters, the type of insurance, the insurance limits and the policy terms, and stating that such insurance is, in each case, in full force and effect.

(t)Solvency Certificate. The Lenders shall have received a solvency certificate of the chief financial officer or president of Borrower, certifying that the ZincFive Companies, on a consolidated basis, immediately after giving effect to the incurrence of all Indebtedness on the applicable Funding Dates, will be, Solvent.

(u)Equity Documents. The Administrative Agent shall have received (A) a copy of the Board Observer Rights Agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, and (B) a copy of the Warrant Agreements to be executed on the Closing Date, executed and delivered by each of the parties thereto.

(v)Lien Releases; Standard Notes. The Administrative Agent shall have received reasonable evidence that, as of the Closing Date, (i) there are no Liens, other than Permitted Liens, inclusive of confirmation of filing any applicable UCC-3 termination statements, termination of account control agreements and termination of all Intellectual Property liens and (ii) the Standard Notes have been repaid, discharged and terminated in full.

Section 4.02Conditions to the Second Installment Date. The occurrence of the Second Installment Date and the obligations of the Agents and each Lender hereunder are subject to the receipt by the Administrative Agent (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent and each Lender (unless waived in accordance with Section 10.02):

(a)Financial Information. The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) the US Facility Gross Margin for the calendar month preceding the delivery of the Borrowing Request is positive and that US Facility Gross Margin is expected to remain positive through the Maturity Date, (ii) the ZincFive Companies have binding purchase orders for orders over the next twelve months providing for revenue in excess of $50,000,000, and (iii) no Liquidity Funding Need exists.

(b)Updated Projections. The Administrative Agent shall have received updated Financial Projections and an updated Operating Budget.

(c)Reserve Release Conditions. The Reserve Release Conditions shall have been satisfied.

(d)Funding Date. The Second Installment Date shall be after February 1, 2024 (or such earlier date as the Administrative Agent may agree) and on or before December 31, 2024.

(e)Representations and Warranties. The representations and warranties of each Loan Parties set forth in the Financing Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(f)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

(g)Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of Borrower, dated as of the Second Installment Date, certifying that each of the conditions set forth in this Section 4.02 has been satisfied.

(h)Funding of Collateral Accounts. The DRA shall have been funded (or will be funded with the proceeds of Loans) with the Interest Reserve Amount.

(i)Fees and Expenses. Borrower has arranged for non-refundable payment on the Funding Date (including through the application of Loans on the Funding Date) of all reasonable and documented out-of-pocket fees and expenses then due and payable pursuant to the Financing Documents.

(j)Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.01.

(k)Warrants. Borrower shall have issued Additional Warrants in an amount equal to the Additional Warrant Share Amount.

Article V

AFFIRMATIVE COVENANTS

Each Loan Party hereby agrees that from the Closing Date and thereafter, in all respects:

Section 5.01Corporate Existence; Etc. Each Loan Party shall, and ZincFive Power shall cause each Chinese Subsidiary to, at all times preserve and maintain in full force and effect its existence as a corporation or a limited liability company, as applicable, in each case, in good standing, as applicable, under the laws of the jurisdiction of its organization and (b) except as would not reasonably be expected to cause a Material Adverse Effect, its qualification to do business and its good standing, as applicable, in each jurisdiction in which the character of properties owned by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary.

Section 5.02Conduct of Business. Each Loan Party shall, and ZincFive Power shall cause each Chinese Subsidiary to, operate, maintain and preserve their rights, privileges and franchises necessary or desirable to conduct the Business and in compliance with Applicable Laws and Authorizations by Governmental Authorities and the terms of its insurance policies, unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.03Compliance with Laws and Obligations. Each Loan Party shall, and ZincFive Power shall cause each Chinese Subsidiary to, comply with all Applicable Laws and Authorizations (including applicable Environmental Laws), unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party shall, and ZincFive Power shall cause each Chinese Subsidiary to, comply with and perform its respective contractual obligations in all respects, and enforce against other parties their respective contractual obligations in all respects, under each Material Project Document to which it is a party, in each case, unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party shall, and ZincFive Power shall cause each Chinese Subsidiary to, (i) comply with and not violate applicable Sanctions, Anti-Money Laundering Laws, the FCPA or any other applicable Anti-Corruption Laws, (ii) not undertake or cause to be undertaken any Anti-Corruption Prohibited Activity and (iii) maintain policies and procedures sufficient to provide reasonable assurances of compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

Section 5.04Governmental Authorizations. Each Loan Party shall, and ZincFive Power shall cause each Chinese Subsidiary to: (a) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect (or, where appropriate, promptly renewed in a timely manner) all Authorizations required under any Applicable Law (including all Authorizations required by Environmental Law) for the Business, in each case, at or before the time the relevant Authorization becomes necessary for such purposes, (b) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect (or, where appropriate, promptly renewed in a timely manner) all Authorizations required under any Applicable Law for each ZincFive Company’s business and operations generally, in each case, at or before the time the relevant Authorization becomes necessary for such purposes and (c) preserve and maintain in all material respects all other Authorizations required for the Business, in each case, unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05Maintenance of Title. Each Loan Party shall, and ZincFive Power shall cause each Chinese Subsidiary to, maintain good title to the material property owned by such ZincFive Company free and clear of Liens, other than Permitted Liens.

Section 5.06Insurance.

(a)Each Loan Party shall, and ZincFive Power shall cause each Chinese Subsidiary to, maintain or cause to be maintained in all material respects on its behalf in effect at all times the types of insurance required pursuant to Schedule 5.06, in the amounts and on the terms and conditions specified therein, from the quality of insurers specified in such Schedule or other insurance companies of recognized responsibility reasonably satisfactory to Administrative Agent (it being understood that the Loan Parties’ insurance company as of the Closing Date is acceptable). Borrower shall have furnished the Administrative Agent with certificates signed by the insurer or an agent authorized to bind the insurer, together with loss payee endorsements in favor of the Collateral Agent, evidencing such insurance, identifying underwriters, the type of insurance, the insurance limits and the policy terms, and stating that such insurance (x) is, in each case, in full force and effect and (y) complies with Section 5.06 and that all premiums then due and payable on such insurance have been paid.

(b)Each Loan Party shall, and ZincFive Power shall cause each Chinese Subsidiary to, maintain or cause to be maintained the insurance required to be maintained pursuant to the Material Project Documents in accordance with the terms of the same.

(c)Loss Proceeds of the insurance policies provided or obtained by or on behalf of the Loan Parties shall be required to be paid by the respective insurers directly to a Collateral Account. If any Loss Proceeds that are required under the preceding sentence to be paid to a Collateral Account are received by the Loan Parties or any other Person, such Loss Proceeds shall be received in trust for the Collateral Agent, shall be segregated from other funds of the recipient, and shall be forthwith paid into a Collateral Account, in the same form as received (with any necessary endorsement). Amounts in the Collateral Accounts shall be applied in accordance with this Agreement.

(d)If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then Borrower shall on and after the date that such Mortgaged Property is required to be subject to a Mortgage, (i) to the extent required pursuant to the Flood Insurance Laws, maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to such Flood Insurance Laws and (ii) deliver to Lender evidence of such compliance in form and substance reasonably acceptable to Lender.

Section 5.07Keeping of Books.

(a)Each Loan Party shall, and ZincFive Power shall cause each Chinese Subsidiary to, maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of such Loan Party and the results of operations in accordance with GAAP and all Applicable Laws.

(b)The Loan Parties shall, and ZincFive Power shall cause each Chinese Subsidiary to, make available to Administrative Agent and any Lender, without expense to Administrative Agent or such Lender, upon the reasonable prior request and at a mutually agreeable time and place, the ZincFive Companies and their officers, employees and any of their books and records, to the extent that Administrative Agent or such Lender may deem them reasonably necessary, appropriate or helpful to prosecute or defend any third-party suit, claim, investigation, audit or proceeding instituted by or against Administrative Agent or any Lender with respect to any Collateral or relating to the ZincFive Companies; provided, however, nothing herein shall obligate the Loan Parties to provide Administrative Agent or any Lender any privileged information or attorney work product; provided, further that any such books and records or information shall be subject to Section 10.12.

Section 5.08Access to Records. Each Loan Party shall, and ZincFive Power shall cause each Chinese Subsidiary to, permit (i) officers and designated representatives of the Administrative Agent to visit and inspect the main office accompanied by officers or designated representatives of such ZincFive Company and (ii) officers and designated representatives of the Administrative Agent to examine and make copies of the books of record and accounts of such ZincFive Company (provided that such ZincFive Company shall have the right to be present) and discuss the affairs, finances and accounts of such ZincFive Company with the chief financial officer, the chief operating officer and the chief executive officer of such ZincFive Company (subject to reasonable requirements of safety and confidentiality, including requirements imposed by Applicable Law or by contract, provided the ZincFive Companies will use reasonable efforts to obtain relief from any contractual confidentiality restrictions that prohibit the Administrative Agent or any Lender from obtaining information), in each case, with at least three (3) Business Days advance notice to such ZincFive Company and during normal business hours of such ZincFive Company and provided that, unless a Default has occurred and is continuing, Borrower shall not be obligated to pay for any such inspections and examinations that exceed once every six (6) months.

Section 5.09Payment of Taxes, Etc. Each Loan Party shall, and ZincFive Power shall cause each Chinese Subsidiary to, permit pay and discharge, before the same shall become delinquent: (i) all material Taxes, assessments and governmental charges or levies imposed upon it or upon its property to the extent required under the Transaction Documents to which such ZincFive Companies is a party or under Applicable Law and (ii) all material lawful claims that, if unpaid, would reasonably be likely to become a Lien (other than a Permitted Lien of the type referenced in (a)(i)(A) of the definition of Permitted Lien) upon its property; provided that such ZincFive Companies shall not be required to pay or discharge any such Tax, assessment, charge or claim for so long as such ZincFive Companies satisfies the Permitted Contest Conditions in relation to such Tax, assessment, charge or claim.

Section 5.10Financial Statements; Other Reporting Requirements. Each Loan Party shall furnish to the Administrative Agent:

(a)as soon as available and in any event within thirty days after the end of each month (beginning with the first full month ending after the Closing Date), (i) the monthly unaudited consolidated financial statements of the ZincFive Companies, including the unaudited consolidated balance sheet as of the end of such month and the related unaudited statements of income, retained earnings and cash flows for such monthly period and for the portion of such fiscal year ending on the last day of such period, all in reasonable detail and (ii) a monthly report containing key business performance indicators, in each case, in a form reasonably satisfactory to the Administrative Agent;

(b)as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of Borrower (beginning with the fiscal quarter ended June 30, 2023), quarterly unaudited consolidated financial statements of the ZincFive Companies, including the unaudited consolidated balance sheet as of the end of such quarterly period and the related unaudited statements of income, retained earnings and cash flows for such quarterly period and for the portion of such fiscal year ending on the last day of such period, all in reasonable detail;

(c)as soon as available and in any event within two hundred ten (210) days after the end of each fiscal year of Borrower (beginning with the fiscal year ended December 31, 2023), audited consolidated financial statements for such fiscal year for Borrower, including therein the consolidated balance sheet as of the end of such fiscal year and the related statements of income, retained earnings and cash flows for such year, a comparison of actual performance with the projected performance set out in the Operating Budget for the relevant fiscal year and the respective directors’ and auditors’ reports, all in reasonable detail and accompanied by an audit opinion thereon by the Independent Auditor, which opinion shall state that said financial statements present fairly, in all material respects, the financial position of Borrower at the end of, and for, such fiscal year in accordance with GAAP;

(d)within forty five (45) days following the end of each fiscal quarter (beginning with the fiscal quarter ended June 30, 2023), (i) an environmental, social and governance report in respect of the applicable fiscal quarter in the form attached hereto as Exhibit E and (ii) and updated Financial Projections that are reasonably satisfactory to the Administrative Agent;

(e)at the time of the delivery of the financial statements under Section 5.10(a), (b) and (c) above, a certificate of an Authorized Representative of Borrower certifying to the Administrative Agent and the Lenders that (A) such financial statements fairly present in all material respects the financial condition and results of operations of the ZincFive Companies on the dates and for the periods indicated in accordance with GAAP, subject, in the case of interim financial statements, to the absence of footnotes and normally recurring year-end adjustments and (B) no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof;

(f)concurrently with the delivery of financial statements under clause (a) above for a calendar month in which a Quarterly Date shall occur and within forty-five (45) days of the end of the fiscal year of the ZincFive Companies, a certificate of an Authorized Representative of

Borrower (i) setting forth a computation of the Consolidated EBITDA in detail reasonably satisfactory to the Administrative Agent as of such Quarterly Date, (ii) the Consolidated EBITDA Ratio as of such Quarterly Date and (iii) a calculation of the Excess Cash Flow and ECF Sweep Amount for the ECF Period ending on the last day of such calendar month;

(g)within thirty (30) days after each annual policy renewal date, certificates of insurance with respect to each renewal policy and each other insurance policy required to be in effect under this Agreement that has not previously been furnished to the Administrative Agent under this Agreement. If at any time requested by the Administrative Agent (acting reasonably), Borrower shall deliver to the Administrative Agent a duplicate of any policy of insurance required to be in effect under this Agreement;

(h)to Administrative Agent on or before the 45th day following the last day of each calendar month (beginning with the first full month ending after the Reserve Release Date), monthly reports describing (i) the development of the US Facility (ii) progress towards achieving the design, start-up, construction and operation of the US Facility and (iii) a reconciliation of all expenditures incurred in connection with the development of the US Facility against the US Facility Budget;

(i)concurrently with any notice delivered under Section 5.11, all material documentation related to any notice given under Section 5.11; and

(j)promptly after Administrative Agent’s reasonable request therefor, such other information regarding the business, assets, operations or financial condition of the ZincFive Companies as the Administrative Agent may reasonably request.

Section 5.11Notices. The Loan Parties shall promptly (and in any event within five (5) Business Days) upon an Authorized Representative of any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent of:

(a)the occurrence of (i) any force majeure claim, (ii) amendment or change order request, (iii) indemnity claim, (iv) material dispute, or (v) an event of default or a material breach or default, in each case, under any of the Material Project Documents;

(b)details of any change of Applicable Law that would reasonably be expected to have a Material Adverse Effect;

(c)any material written notice or written communication given to or received (i) from creditors of any ZincFive Company generally or (ii) in connection with any Material Project Document;

(d)written notice received by it with respect to the cancellation of, material adverse change in, or default under, any insurance policy required to be maintained in accordance with Section 5.06;

(e)the filing or commencement of any litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority against or affecting any ZincFive Company that, if adversely determined, could reasonably be expected to result in liability to any

ZincFive Company in an aggregate amount exceeding $1,000,000 or result in a Material Adverse Effect;

(f)any amendment of any Material Project Document, and correct and complete copies of any Material Project Documents executed after the Closing Date;

(g)any Environmental Claim by any Person against, or with respect to the activities of, the ZincFive Companies and any alleged violation of or non-compliance with any Environmental Laws or any Authorizations required by Environmental Laws applicable to any ZincFive Company that, if adversely determined, could reasonably be material and adverse to the Lenders;

(h)the expiration, revocation, rescission or material modification of any Authorization and the occurrence of any inspections or audits in respect of the Business which could reasonably be expected to be material and adverse to the Lenders or the ZincFive Companies;

(i)any Event of Loss in excess of $1,000,000 per individual Event of Loss or $2,000,000 in the aggregate per fiscal year of the ZincFive Companies in the aggregate per annum for all such Events of Loss;

(j)the occurrence of any ERISA Event that could reasonably be expected to result in liability to a ZincFive Company or ERISA Affiliate in excess of $1,000,000, together with a written notice setting forth the nature thereof and the action, if any, that such ZincFive Company or ERISA Affiliate proposes to take with respect thereto;

(k)the occurrence of a Bankruptcy of any ZincFive Company or Material Project Counterparty of which Borrower has actual knowledge;

(l)the resignation, removal, incapacitation or death of any Qualified Officer;

(m)written notice of any Condemnation;

(n)any attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with any ZincFive Company’s information system operations, data or networks that could reasonably be expected to result in any material liability or loss being imposed on a ZincFive Company or its assets (a “Cyber-security Incident”) and shall promptly provide any information reasonably requested by the Administrative Agent in respect of such Cyber-security Incident, including copies of any notices relating to such Cyber-security Incident provided to customers, employees, Governmental Authority, or any other Person and any notice, request, claim, complaint, correspondence or other communication received from any Governmental Authority or other Person relating to such Cyber-security Incident; and

(o)the occurrence of a Default or Event of Default.

Section 5.12Scheduled Calls and Meetings. Borrower shall arrange to have a telephonic conference call with the Administrative Agent and to discuss the matters contained in the various financial statements and reports delivered pursuant to Section 5.10, including the status of the ZincFive Companies and the affairs, finances and accounts of the ZincFive Companies, in each case, which telephonic conference call shall be coordinated with the Administrative Agent during normal business hours upon reasonable prior notice to the Lenders.

Section 5.13Use of Proceeds.

(a)Borrower shall apply the proceeds of the Loans funded any Funding Date in accordance with the applicable Funds Flow Memorandum and in accordance with Section 5.20 and, if applicable, Section 5.23 or Section 7.02(c).

(b)The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

Section 5.14Security. Within 10 Business Days (or such later date as acceptable to Administrative Agent in its sole discretion) of the reasonable request of the Administrative Agent and the Collateral Agent, at the Loan Parties’ expense, the Loan Parties shall execute, acknowledge and deliver documents or instruments reasonably necessary or appropriate to preserve and maintain the security interests granted under the Security Documents and undertake all actions which are necessary or appropriate to: (a) subject to Permitted Liens, maintain the Collateral Agent’s security interest in the Collateral in full force and effect at all times (including the priority thereof) and (b) subject to Permitted Liens, preserve and protect the Collateral and protect and enforce the Loan Parties’ rights and title and the rights of the Collateral Agent and the other Secured Parties to the Collateral, including the making or delivery of all filings and recordations, the payment of all fees and other charges and the issuance of supplemental documentation.

Section 5.15Further Assurances. The Loan Parties shall execute, acknowledge where appropriate, and deliver, and cause to be executed, acknowledged where appropriate, and delivered, from time to time promptly at the reasonable request of any Agent all such instruments and documents as are necessary or appropriate to carry out the intent and purpose of the Financing Documents (including filings, recordings or registrations required to be filed in respect of any Security Document or assignment thereto) necessary to maintain, to the extent permitted by Applicable Law, the Collateral Agent’s perfected security interest in the Collateral (subject to Permitted Liens) to the extent and in the priority required pursuant to the Security Documents.

Section 5.16Security in Newly Acquired Property and Revenues. Without limiting any other provision of any Financing Document, if any Loan Party shall at any time (a) acquire any interest in a single item of property (other than any Excluded Property) with a value of at least $500,000 or any interest (other than any Excluded Property) in revenues that could aggregate during the term of the agreement under which such receivables arise to over $500,000; or (b) acquire interests in property (other than any Excluded Property) in a single transaction or series of transactions not otherwise subject to the Lien created by the Security Documents having a value of at least $500,000 in the aggregate, in each case not otherwise subject to a Lien pursuant to, and in accordance with, the Security Documents, within ten (10) Business Day of such acquisition (or such later date as acceptable to Administrative Agent in its sole discretion), such Loan Party shall execute, deliver and record a supplement to the Security Documents or other documents, subjecting such interest to the Lien created by the Security Documents. Notwithstanding anything otherwise contained herein, if, after the Closing Date any Loan Party acquires an interest in Real Property of any value (other than office leases) material or necessary to the operation of the

Business, including the development of the US Facility, Borrower shall notify the Administrative Agent of such acquisition and Borrower shall, or shall cause such Loan Party to, within sixty (60) days of such acquisition and the Administrative Agent’s request for the same (or such longer period as the Administrative Agent may reasonably agree), deliver a Mortgage on such Real Property and such other documents (including any title reports, title policies, surveys, flood zone acknowledgements, opinions and similar materials) as may be reasonably requested by the Administrative Agent.

Section 5.17Material Project Documents. Each Loan Party shall, and ZincFive Power shall cause each Chinese Subsidiary to: (i) duly and punctually perform and observe all of its material covenants and obligations contained in each Material Project Document to which it is a party, (ii) use its best efforts to ensure that the relevant Material Project Counterparty to each Material Project Document to which it is a party duly and punctually observes and performs all the conditions and obligations imposed on it by such Material Project Document, (iii) take all reasonable and necessary action to prevent the termination or cancellation of any Material Project Document in accordance with the terms of such Material Project Document or otherwise (except for the expiration or termination of any Material Project Document in accordance with its terms and not as a result of a breach or default thereunder) and (iv) enforce against the relevant Material Project Counterparty each material covenant or obligation of such Material Project Document, as applicable, in accordance with its terms, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

Section 5.18Accounts.

(a)The Loan Parties shall at all times maintain the Collateral Accounts and any other account permitted herein in accordance with this Agreement and the other Financing Documents.

(b)Collateral Accounts. Unless required to be deposited in the DRA or the US Facility Reserve Account, the Loan Parties shall deposit, and shall use all reasonable efforts to cause third parties that would otherwise make payments directly to any Loan Party to deposit, all revenues, payments, cash and proceeds from whatever source received by it on and after the Closing Date to be deposited into the Collateral Accounts (and for the avoidance of doubt, shall not deposit or transfer any funds to any account with BMO Harris Bank).

(c)Debt Reserve Account. On each Funding Date (other than the Closing Date), Borrower shall cause the DRA to be funded in an amount at least equal to the Interest Reserve Amount. Borrower shall withdraw amounts on deposit in the DRA to pay interest then due and payable in respect of the Loans. If the Unwind Exercise Date shall have occurred, the Collateral Agent may apply funds in the DRA towards the prepayment of the Loans as contemplated by Section 2.05(b)(vi). On the last day of the Interest Holiday Period, Borrower shall transfer any amounts remaining in the DRA to the Administrative Agent to be applied as a prepayment of the Loans pursuant to Section 2.05(b)(vii) (and the Collateral Agent shall countersign any applicable withdrawal certificates) and Borrower shall promptly close the DRA.

(d)US Facility Reserve Account. On the first Funding Date after the Closing Date, Borrower shall cause the US Facility Reserve Account to be funded with an amount equal to US Facility Reserve Amount as specified in the Funds Flow Memorandum on the Closing Date. The

Borrower, may, upon the confirmation of the Reserve Release Date from the Administrative Agent, request the transfer the amounts on deposit in the US Facility Reserve Account to one or more Collateral Accounts (and the Collateral Agent shall countersign any apply applicable withdrawal certificates). If the Unwind Exercise Date shall have occurred, the Collateral Agent may apply the funds in the US Facility Reserve Account towards the prepayment of the Loans as contemplated by Section 2.05(b)(vi). After the Reserve Release Date or Unwind Exercise Date, as applicable, the Collateral Agent may close the US Facility Reserve Account.

Section 5.19Intellectual Property.

(a)The Loan Parties shall own, or be licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property necessary for the development, construction, start-up, completion, operation and maintenance of the US Facility and the Business, in each case, as to which the failure of such Loan Party to so own or be licensed could reasonably be expected to have a Material Adverse Effect. The development, construction, start-up, completion, operation and maintenance of the US Facility and the Business by such Loan Party shall not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Person, except for any such infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)The Loan Parties shall (i) protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Administrative Agent in writing of material infringements, misappropriations, dilutions or other violations of any ZincFive Company’s Intellectual Property; and (iii) not allow any Intellectual Property material to any ZincFive Company’s business to be abandoned, forfeited or dedicated to the public without Administrative Agent’s prior written consent.

Section 5.20Operating Budget, Financial Projections US Facility Budget.

(a)Submission of Operating Budget and Financial Projections. Subject to Section 5.20(b), Borrower shall, no later than thirty (30) days after the commencement of each calendar year (beginning with calendar year 2024), submit to the Administrative Agent (i) its Operating Budget for such calendar year and (ii) its updated Financial Projections with projections made on a quarterly basis. Any such Operating Budget and/or updated Financial Projections submitted by Borrower pursuant to this Section 5.20(a) shall not be effective unless approved by the Administrative Agent in accordance with Sections 5.20(b) or (c) below.

(b)Operating Budget Approvals. Each Operating Budget delivered pursuant to Section 5.20(a) shall not be effective until approved by the Administrative Agent. In the event that, pursuant to the immediately preceding sentence, the Operating Budget is not approved by the Administrative Agent or Borrower has not submitted a proposed Operating Budget in accordance with the terms and conditions herein, the Operating Budget shall be deemed to be the same as the Operating Budget for the immediately preceding calendar year until the Operating Budget for the then current calendar year is approved by the Administrative Agent. Copies of each final Operating Budget adopted shall be furnished to the Administrative Agent promptly upon its adoption.

(c)Intra-year Adjustments to Operating Budget. Operating Expenses and Capital Expenditures shall be made in accordance with such Operating Budget, except as set forth in this Sections 5.20(c) or (d). Borrower may from time to time adopt an amended Operating Budget for the remainder of any calendar year to which the amended Operating Budget applies, and such amended Operating Budget shall be effective as the Operating Budget for the remainder of such calendar year upon the consent of the Administrative Agent.

(d)Compliance. Notwithstanding the foregoing and without necessitating any such amendment, but without limiting the applicability of Section 5.20(c), subject to Section 7.02(c) and so long as no Liquidity Funding Need or Extreme Liquidity Funding Need is in effect, Borrower may exceed the aggregate annual Operating Expenses and Capital Expenditures set forth in any Operating Budget by an amount not to exceed the sum of (i) 10% of the aggregate budgeted amount of Operating Expenses and Capital Expenditures for the applicable calendar year plus (ii) so long as there is no Default or Event of Default and there are sufficient funds in the Collateral Accounts reserved for the construction and completion of the US Facility, the amount of Voluntary Equity Contributions that are available for such purposes.

(e)Updates to the US Facility Budget. Borrower shall submit to the Administrative Agent any proposed changes to the US Facility Budget. The Administrative Agent shall review and provide comments on any such updates within fifteen (15) Business Days after receipt of any information reasonably requested by Administrative Agent with respect to such proposed changes. The US Facility Budget shall be modified to reflect any such updates upon the written approval by the Administrative Agent. Any such updates to the US Facility submitted by Borrower shall not be effective until approved in writing by the Administrative Agent. The Loan Parties shall develop the US Facility in accordance with the US Facility Budget; provided that, subject to Section 7.02(c) and Section 5.23, the Loan Parties may exceed the amount set forth in any line item included in the US Facility Budget by an amount not to exceed 10% of such amount without the prior written consent of the Administrative Agent.

Section 5.21Collateral Account Report. Borrower shall provide to the Administrative Agent, within ten (10) Business Days of the end of each calendar month, in electronic format, an itemized summary of all withdrawals from the Collateral Accounts and all accounts of each Chinese Subsidiary made during such calendar month; provided, that if the Administrative Agent receives electronic account access to each of the Collateral Accounts or all accounts of each Chinese Subsidiary, then Borrower shall not be obligated to provide such itemized summary of all withdrawals from the Collateral Accounts or all accounts of each Chinese Subsidiary.

Section 5.22Post-Closing Obligations.

(a)Within sixty (60) days of the Closing Date, the Loan Parties shall deliver to the Collateral Agent evidence of the change of ownership registration from “Powergenix Systems, Inc.” to “ZincFive, Inc.” for the trademark “POWERGENIX”, registration number 308064 and registration date 4/11/2006.

(b)Within forty-five (45) days of the Closing Date, the Loan Parties shall use commercially reasonable efforts to deliver to the Collateral Agent reasonably satisfactory evidence resolving any chain of title issues with respect to patent number 9570940.00 and filing date 2/14/2017.

(c)Within ninety (90) days of the Closing Date, the Loan Parties shall use commercially reasonable efforts to deliver to the Collateral Agent a consent to collateral assignment or estoppel in form and substance reasonably satisfactory to the Collateral Agent relating to the PNW Lease along with any other documentation reasonably requested by the Collateral Agent relating thereto, including any memorandum of lease (to the extent not already recorded) and any subordination and non-disturbance agreements to the extent the underlying real property is encumbered by a mortgage.

(d)Within one hundred and four (104) days of the Closing Date, the Loan Parties shall cause a voluntary, unconditional cash equity contribution to be made to Borrower by a non-ZincFive Company or shall cause proceeds of Subordinated Notes, in each case, to be deposited in the Collateral Accounts in an aggregate amount equal to $3,771,490.08 (for the avoidance of doubt, the proceeds of each such equity contributions and Subordinated Notes shall count towards such required amount).

(e)Prior to June 26, 2023, the Borrower shall establish the DRA and the US Facility Reserve Account.

(f)On or before June 30, 2023, the Loan Parties shall cause all accounts with BMO Harris Bank to be closed.

(g)Within one hundred and twenty (120) days of the Closing Date, Borrower shall develop and implement a responsible procurement policy for its raw materials supply and contract manufacturer retainment that is reasonably acceptable to the Administrative Agent.

Section 5.23Liquidity Plan. If a Liquidity Funding Need arises, the Loan Parties shall promptly submit to the Administrative Agent a reasonably detailed and firm plan to resolve such Liquidity Funding Need (including through measures such as cost reductions and capital raises), which plan shall be subject to the reasonable approval of the Administrative Agent. If a Liquidity Funding Need is not cured within six months of the date on which the Liquidity Funding Need arose, or in the case of an Extreme Liquidity Funding Need is not cured within three months of the date on which the Liquidity Funding Need arose, the Administrative Agent shall have the right to (i) modify the Operating Budget or approve a new twelve month operating budget which shall then become the governing Operating Budget for all purposes hereunder and/or (ii) implement any equity cure rights under the applicable ZincFive Equity Documents.

Section 5.24Reserved.

Section 5.25Qualified Officers. The Loan Parties shall cause each Qualified Officer to dedicate substantially all of their professional time and effort to the business of the ZincFive Companies and the ownership, construction, operation and maintenance of the Business; provided that in the event of the incapacitation or death of a Qualified Officer, Borrower shall, within ninety days, appoint a natural person (acceptable to the Administrative Agent) that in Borrower’s reasonable judgment possess the professional skills necessary to fulfill the duties of the Qualified Officer being replaced.

Article VI

NEGATIVE COVENANTS

Each Loan Party hereby agrees that from the Closing Date and thereafter, in all respects:

Section 6.01Subsidiaries. No Loan Party shall, and ZincFive Power shall not permit any Chinese Subsidiary to (a) form or have any Subsidiary (other than as set forth in Section 3.01(b) or solely to the extent the New Subsidiary Conditions are satisfied, Hunan ZincFive Power), or (b) own, or otherwise Control any Capital Stock in, any other Person.

Section 6.02Indebtedness. No Loan Party shall, and ZincFive Power shall not permit any Chinese Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, other than (without duplication) (each of the following, “Permitted Indebtedness”):

(a)Indebtedness incurred under the Financing Documents;

(b)(i) Capital Lease Obligations to the extent incurred in the ordinary course of business or (ii) purchase money obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of discrete items of equipment or assets; provided that the aggregate principal amount and the capitalized portion of each such lease or purchase money obligation do not at any one time exceed $500,000 in the aggregate for the ZincFive Companies (in the aggregate) and any such obligation’s collateral is limited to solely the equipment or asset being financed therewith;

(c)obligations to pay rent under (i) the PNWP Lease, and (ii) a lease other than a capital lease (to the extent constituting Indebtedness) that do not require payments by such ZincFive Company in any calendar year in excess of $500,000;

(d)Indebtedness between the Loan Parties; provided that all such Indebtedness shall be fully subordinated in priority and payment to the Obligations on terms that are reasonably acceptable to the Administrative Agent;

(e)other Indebtedness not to exceed $500,000 in the aggregate at any time outstanding;

(f)(i) Indebtedness associated with the performance of bids, contracts, leases, statutory obligations, surety and appeal bonds, performance bonds or other surety obligations entered into in the ordinary course of business or under Applicable Law and (ii) reimbursement obligations with respect to letters of credit issued to support such Indebtedness, such reimbursement obligations, in each case, in an amount not to exceed $1,000,000 in the aggregate;

(g)obligations in respect of rights-of-way, easements and servitudes, in each case, to the extent permitted hereunder;

(h)Indebtedness existing on the Closing Date and set forth in Schedule 6.02;

(i)Guarantees by a ZincFive Company of Indebtedness of any Loan Party;

(j)Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and (ii) any participant in a self-insured health and welfare plan maintained by any ZincFive Company, as a result of routine claims for benefits;

(k)Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(l)customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(m)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(n)any Subordinated Notes; and

(o)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business.

Section 6.03Liens, Etc. No Loan Party shall, and ZincFive Power shall not permit any Chinese Subsidiary to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties of any character (including accounts receivables) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than Permitted Liens.

Section 6.04Investments, Advances, Loans. No Loan Party shall, and ZincFive Power shall not permit any Chinese Subsidiary to, make any advance, loan or extension of credit to, or make any acquisitions of or Investments (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase any stock, bonds, notes, debentures or other securities of, any other Person, other than:

(a)a Loan Party;

(b)(i) Cash Equivalents and (ii) the investments, if any, made by, or with the consent of, the Administrative Agent under, and in accordance with, any Control Agreement with respect to the amounts on deposit in the applicable Collateral Account subject to such Control Agreement;

(c)extensions of trade credit in the ordinary course of business to the extent otherwise permitted under the Financing Documents;

(d)loans or advances made by any Loan Party to any other Loan Party, provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement;

(e)Investments received in connection with the disposition of assets permitted by Section 6.07;

(f)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers;

(g)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(h)Investments (i) by a Loan Party in Subsidiaries for the expenses of such Subsidiaries and (ii) by Subsidiaries (that are not a Loan Party) in other Subsidiaries for the ordinary and necessary current operating expenses of such Subsidiaries or in a Loan Party;

(i)Investments not to exceed $500,000 in the aggregate consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers, directors, partners, managers and members relating to the purchase of equity securities of a Loan Party or its Subsidiaries pursuant to employee equity purchase plans or similar agreements approved by the board of directors or equivalent governing body of such Person; and

(j)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of a Loan Party in any Subsidiary.

Section 6.05Principal Place of Business; Business Activities.

(a)Each Loan Party shall not change its principal place of business from the State of Oregon and shall not maintain any place of business outside of the State of Oregon respectively unless it has given notice thereof within ten (10) Business Days prior to such change to the Administrative Agent and the Collateral Agent, and each Loan Party has taken all steps then required pursuant to the Security Documents to ensure the maintenance and perfection of the security interests created or purported to be created thereby.

(b)No Loan Party shall, and ZincFive Power shall not permit any Chinese Subsidiary to, at any time conduct any material activities other than those related to the Business and the other Material Project Documents and any activities related or incidental to the foregoing.

Section 6.06Restricted Payments. Each ZincFive Company shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than:

(a)each Loan Party may declare and pay dividends in the form of its Capital Stock and conversions of its Capital Stock into, its Capital Stock (whether of the same or different classes);

(b)the ZincFive Companies (other than Borrower) may declare and pay dividends ratably with respect to their Capital Stock to any other Loan Party;

(c)repurchase the Capital Stock of former employees, directors, or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed $250,000 per fiscal year;

(d)payments of cash in lieu of the issuance of fractional shares of Capital Stock; and

(e)to the extent otherwise permitted under Section 6.10(a), (b) or (e).

Section 6.07Fundamental Changes; Asset Dispositions; Acquisitions; US Facility Matters. No Loan Party shall, and ZincFive Power shall not permit any Chinese Subsidiary to:

(a)in one transaction or a series of transactions, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock or other ownership interests of, any other Person or sell, transfer or otherwise dispose of all or substantially all of its assets to any other Person;

(b)change its legal form, liquidate or dissolve without the prior written consent of the Administrative Agent;

(c)make or agree to make any amendment to its Organizational Documents that could reasonably be expected to be adverse to the interests of any of the Agents or any of the Lenders (in the sole determination of the Administrative Agent);

(d)purchase, acquire or lease any assets other than the purchase or lease of assets reasonably required in connection with its Business to the extent permitted by Section 5.20(d) or 5.20(e) (as applicable);

(e)with respect to property that is to be used primarily in connection with the US Facility, purchase, acquire or lease any such assets other than the purchase or lease of assets contemplated by the US Facility Budget (subject to variances permitted by Section 5.20(e)); or

(f)convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its property in excess of $500,000 per fiscal year of the ZincFive Companies in the aggregate other than: (i) sales or other Dispositions of worn out, surplus or defective equipment or inventory, or other equipment or inventory no longer used or useful to the Business in the ordinary course of business and where such equipment or inventory is not otherwise material to the operation of the Business, (ii) sales or other Dispositions of inventory in the ordinary course of the business of such ZincFive Company, (iii) Dispositions resulting from any taking or condemnation of any property of any ZincFive Company by any Governmental Authority, or any assets subject to a casualty so long as the proceeds thereof are applied in accordance with the applicable mandatory prepayment provisions herein, (iv) Dispositions of assets by any ZincFive Company to any Loan Party, (v) the granting of any Permitted Liens permitted by Section 6.03, (vi) Permitted Investments and (vii) consisting of the use or transfer of money or Cash Equivalents in a manner not prohibited hereunder.

Section 6.08Accounting Changes. No ZincFive Company shall change its fiscal year without the prior written consent of the Administrative Agent.

Section 6.09Amendment or Termination of Material Project Documents; Other Restrictions on Material Project Documents. No ZincFive Company shall:

(a)without the prior written consent of the Administrative Agent, directly or indirectly amend, modify, supplement or grant a consent, approval or waiver under, or permit or consent to the amendment, modification, supplement, consent, approval or waiver of any provision of any Material Project Document or the Subscription Agreement (until the Subscription Counterparties have no further funding obligations thereunder), unless such action is not materially adverse to the Lenders or the ZincFive Companies;

(b)directly or indirectly dispose of, transfer, reject, terminate, cancel or permit or consent to the transfer, termination or cancellation of any Material Project Document (including by exercising any contractual option to terminate, or failing to exercise any contractual option to extend), except, in each case, (1) in the event that the ZincFive Companies’ obligations under such Material Project Document have been fulfilled, (2) in the event that the term of such Material Project Document has expired, terminated or not been extended in accordance with its terms or (3) other than in the case of US Facility Lease, in the event such Material Project Document is replaced by a substitute acceptable to Administrative Agent within thirty (30) days; or

(c)enter into an Additional Material Project Document.

Section 6.10Transactions with Affiliates. No Loan Party shall, and ZincFive Power shall not permit any Chinese Subsidiary to, directly or indirectly enter into any transaction or series of related transactions with an Affiliate of such ZincFive Company without the prior written consent of the Administrative Agent, except:

(a)transactions between or among Loan Parties not involving any other Affiliate thereof (including, for the avoidance of doubt, any Chinese Subsidiary);

(b)payments from a Loan Party to any Chinese Subsidiary solely to the extent required to fund expenses, raw material purchases, and capital expenditures in compliance with the then-applicable Operating Budget;

(c)cash equity contributions to Borrower from an owner of Borrower (including Voluntary Equity Contributions);

(d)solely with respect to Borrower, bona fide rounds of equity financing by investors for capital raising purposes to the extent otherwise permitted by the Financing Documents; and

(e)reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the board of directors or equivalent governing body of such Loan Party.

Section 6.11Guarantees. No Loan Party shall, and ZincFive Power shall not permit any Chinese Subsidiary to, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for Indebtedness or obligations of any other Person except as expressly permitted under the terms of the Financing Documents.

Section 6.12Hazardous Materials. No Loan Party shall, and ZincFive Power shall not permit any Chinese Subsidiary to, cause any material Releases of Hazardous Materials except to the extent such Release is in compliance in all respects with all Applicable Laws, including Environmental Laws, and applicable insurance policies.

Section 6.13No Speculative Transactions. No Loan Party shall, and ZincFive Power shall not permit any Chinese Subsidiary to, enter into any Swap Agreement, foreign currency trading or other speculative transactions without the consent of the Administrative Agent acting reasonably.

Section 6.14Change of Auditors. No Loan Party shall, and ZincFive Power shall not permit any Chinese Subsidiary to, without the prior written consent of the Administrative Agent, change its Independent Auditor.

Section 6.15Collateral Accounts. No Loan Party shall, and ZincFive Power shall not permit any Chinese Subsidiary to:

(a)make any expenditures or make any withdrawals from the Collateral Accounts that are not in accordance with the then-applicable Operating Budget (subject to variances permitted by Section 5.20(d)) or the then-applicable US Facility Budget (subject to variances permitted by Section 5.20(e)), other than to make payments to the Lenders or as otherwise permitted in the Financing Documents;

(b)have any account other than accounts that are subject to a Control Agreement and become Collateral Accounts (other than payroll accounts to the extent not exceeding payroll obligations and Chinese accounts of any Chinese Subsidiary holding amounts not in excess of the amount described in clause (d) below);

(c)close any Collateral Account (other than as contemplated by Section 5.18);

(d)(i) allow the accounts of the Chinese Subsidiaries to contain an amount in the aggregate exceeding the sum of (x) $500,000, plus (y) one month of expenses and the amount required to purchase battery making materials, in each case in accordance with the Operating Budget, (ii) allow any account at Pacific West Bank to exceed $250,000 or (iii) allow any account at BMO Harris Bank to exceed $500;

(e)change the account number of any Collateral Account without first obtaining the consent of the Collateral Agent and entering to an amendment to the applicable Control Agreement to reflect any such change; or

(f)withdraw (x) funds from the DRA other than as contemplated by Error! Reference source not found. or (y) funds from the US Facility Reserve Account other than upon satisfaction of the Reserve Release Conditions in accordance with this Agreement.

Article VII

EVENTS OF DEFAULT; OTHER REMEDIES

Section 7.01Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)(i) Borrower shall fail to pay any principal of any Loans (including any Accrued Interest or Accrued Premium that has been added to principal) when and as the same shall become due and payable, whether at the due date thereof or, in the case of payments of principal due pursuant to Section 2.05(b), at a date fixed for prepayment thereof or (ii) any Subsidiary Guarantor shall have defaulted on its obligation to make a payment under Article IX;

(b)Borrower shall fail to pay, when the same shall be due and payable, (i) any interest on any Loan and such failure is not cured within five (5) Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section) payable under this Agreement or under any other Financing Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) Business Days;

(c)any representation or warranty made by or deemed made by any Loan Party in this Agreement or any other Financing Document, or in any certificate or other document furnished to any Secured Party by or on behalf of such Loan Party in accordance with the terms hereof or thereof shall prove to have been incorrect in any material respect as of the time made or deemed made, confirmed or furnished; provided that such misrepresentation or such incorrect statement shall not constitute an Event of Default if (i) such condition or circumstance is not reasonably expected to result in a Material Adverse Effect and (ii) the facts or conditions giving rise to such misstatement are cured in such a manner as to eliminate such misstatement (or as to cure the adverse effects of such misstatement) within ten (10) Business Days after obtaining notice of such Default;

(d)any Loan Party shall fail to observe or perform any covenant or agreement, as applicable, contained in:

(i)Section 5.01 (as to existence as set forth in clause (a) thereof), Section 5.11(o), Section 5.13, Section 5.14, Section 5.15, Section 5.16, Section 5.18, Section 5.22, Section 5.23, Article VI or Section 7.02(c); or

(ii)Section 5.06, Section 5.08 or Section 5.10 and such failure has continued unremedied for a period of ten (10) Business Days; or

(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Financing Document (other than those specified in clauses (a), (b), (c) or (d) of this Section) and such failure shall continue unremedied for a period of thirty (30) days; provided that, if (A) such failure is not reasonably susceptible to cure within such thirty (30) days, (B) such Loan Party is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original thirty (30) day period);

(f)a Bankruptcy occurs with respect to any ZincFive Company;

(g)a final non-appealable judgment or order for the payment of money is entered against any ZincFive Company in an amount exceeding $1,000,000 (exclusive of judgment amounts covered by insurance or bond where the insurer or bonding party has admitted liability in respect of such judgment), and such judgment remains unsatisfied without any procurement of a stay of execution for a period of sixty (60) days or more after the date of entry of judgment;

(h)(i) any Security Document (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder) or due to the action or inaction of the Collateral Agent), or the enforceability thereof shall be challenged in writing by any Loan Party, (B) ceases to provide (to the extent permitted by law and to the extent required by the Financing Documents) a first priority perfected Lien on the assets purported to be covered thereby in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens) (other than due to the action or inaction of the Collateral Agent), or (C) becomes unlawful or is declared void or (ii) any Financing Document (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or (B) becomes unlawful or is declared void;

(i)an ERISA Event has occurred which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(j)a Change of Control has occurred;

(k)(i) any ZincFive Company shall be in breach in any material respect of, or in default in any material respect under, a Material Project Document and such breach or default shall continue unremedied for the period of time under such Material Project Document which such ZincFive Company has available to it in which to remedy such breach or default; provided that, if (A) such breach or default cannot be cured within the period of time provided in the applicable Material Project Document, (B) such breach or default is susceptible of cure within thirty days after such breach or default, (C) such ZincFive Company is proceeding with diligence and in good faith to cure such breach or default, (D) the existence of such breach or default has not had and could not, after considering the nature of the cure, be reasonably expected to give rise to a Material Adverse Effect, and (E) Administrative Agent shall have received a certificate of an Authorized Representative of Borrower to the effect of clauses (A), (B), (C) and (D) above and stating what action such ZincFive Company is taking to cure such breach or default, then such thirty day cure period (or such lesser period of time, as the case may be) shall be extended to such date, not to exceed a total of ninety days, as shall be necessary for such ZincFive Company diligently to cure such breach or default;

(i)any Material Project Counterparty shall be in breach of, or in default under, a Material Project Document and such breach or default could reasonably be expected to have a Material Adverse Effect;

(ii)any Material Project Document to which a ZincFive Company is a party shall terminate or shall be declared null and void other than pursuant to the exceptions set forth in Section 6.09(a)(ii);

(iii)any provision of any Material Project Document to which a ZincFive Company is a party shall for any reason cease to be valid and binding on any party thereto (other than Borrower), other than any such failure to be valid and binding (A) which could not reasonably be expected to have a Material Adverse Effect or (B) which results from any transfer, termination or cancellation permitted pursuant to Section 6.09(b); or

(iv)a Bankruptcy occurs with respect to any Material Project Counterparty and it is reasonably expected to result in a Material Adverse Effect;

(l)(i) any Loan Party shall default in the observance or performance of any material agreement or condition contained in any ZincFive Equity Document and such default shall continue after the expiration of any grace or cure period therefor or (ii) any Subscription Counterparty shall default in the observance or performance of any material agreement or condition contained in the Subscription Agreement prior the satisfaction of the Subscription Agreement Counterparties funding obligations thereunder;

(m)any Authorization necessary for the execution, delivery and performance of any material obligation under the Transaction Documents is terminated or ceases to be in full force or is not obtained, maintained, or complied with, unless such failure (i) could not reasonably be expected to result in a Material Adverse Effect or (ii) is remedied within ninety (90) days;

(n)an Event of Abandonment shall occur or the Business loses a material portion of its manufacturing capabilities (subject to a cure period of 30 days if such loss can be reasonably cured or replaced in such time;

(o)an uninsured Event of Loss or a Condemnation in an amount exceeding $1,000,000, in each case with respect to a material portion of the US Facility, shall occur; or

(p)any ZincFive Company shall (i) default in making any payment of any principal, interest or premium of any Indebtedness (excluding the Loans and other Obligations) on the scheduled or original due date with respect thereto, in each case, beyond any grace periods applicable thereto; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (excluding the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, beyond any grace periods applicable thereto, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee) to become payable; provided that a default, event or condition described in clauses (i) or (ii) of this clause (p) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this clause (p) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; provided, that clause (ii) of this clause (p) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder;

then, and in every such event (other than an event with respect to a ZincFive Company described in clause (f) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; and (ii) declare the Loan and all other amounts due under the Financing Documents (including the Prepayment Premium and the Minimum Return) then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder or under the Financing Documents (including the Prepayment Premium and Minimum Return), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to a Loan Party described in clause (f) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder and under the Financing Documents (including the Prepayment Premium and Minimum Return), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and during the continuance of any Event of Default, in addition to the exercise of remedies set forth in clauses (i) and (ii) above, each Secured Party shall be, subject to the terms of the Security Documents, entitled to exercise the rights and remedies available to such Secured Party under and in accordance with the provisions of the other Financing Documents to which it is a party or any Applicable Law.

Section 7.02Unwind Option. Notwithstanding anything to the contrary contained herein or in any other Financing Document, if each of the Reserve Release Conditions are not satisfied by the Outside Reserve Release Date or if the Borrower or the Administrative Agent reasonably determine the Reserve Release Conditions will not be satisfied by the Outside Reserve Release Date, the Administrative Agent may deliver notice to Borrower that it is exercising its unwind option pursuant to this Section 7.02, and from the date of such notice (the “Unwind Exercise Date”), (a) the Final Maturity Date shall automatically be adjusted as set forth in such definition, (b) the amortization contemplated by Section 2.04(a) shall be required and payable on the dates set forth therein, (c) if the cash balance falls below $15,000,000 in the Collateral Accounts (exclusive of any amounts deposited in the US Facility Reserve Account and the DRA), notwithstanding anything to the contrary, any ZincFive Company shall only be permitted to incur expenditures and make payments (including releases from any Collateral Account) with the reasonable approval of the Administrative Agent, (d) there shall be no Prepayment Premium in accordance with the definition thereof (and to the extent Borrower has paid any Prepayment Premium, it shall be credited against the outstanding principal amount of such Loans) and (e) the prepayment pursuant to Section 2.05(b)(vi) shall be required to be made in accordance with such definition .

Article VIII

THE AGENTS

Section 8.01Appointment and Authorization of the Agents.

(a)Each of the Lenders hereby irrevocably appoints each Agent to act on its behalf as its agent hereunder and under the other Financing Documents and authorizes each Agent in such capacity, to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Agent, by executing this Agreement, hereby accepts such appointment. The provisions of this Article are solely for the benefit of the Agents and the Lenders (other than the express rights of Borrower under Section 8.07), and none of the Loan Parties shall have rights as a third party beneficiary of any of such provisions.

(b)Each Agent is hereby authorized to execute, deliver and perform each of the Financing Documents to which such Agent is intended to be a party. In addition, prior to the Discharge of Obligations (as defined in the Security Agreement), without further written consent or authorization from the Lenders, the Collateral Agent may execute any documents or instruments necessary in connection with a sale or disposition of assets permitted by this Agreement and permitted by the applicable Security Documents, to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the requisite Lenders have otherwise consented. Each Agent hereby agrees, and each Lender hereby authorizes such Agent, to enter into the amendments and other modifications of the Security Documents (subject to Section 10.02(b)) as reasonably required in connection therewith.

Section 8.02Rights as a Lender. Each Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any of Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 8.03Duties of Agent; Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents. All communications, notices, financial statements, projections, reports and other information received by any Agent in relation to Financing Documents must be provided to each Lender within one (1) Business Day after receipt. Without limiting the generality of the foregoing, no Agent (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that such Agent is required to exercise, and (c) shall, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the financial institution serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Lenders or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 8.04Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05Delegation of Duties. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of Section 8.03 and Section 8.04 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities as well as activities as each Agent.

Section 8.06Withholding of Taxes by the Administrative Agent; Indemnification. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Taxes. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Taxes from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Taxes ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall promptly indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Taxes or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.07Resignation of Agent. Each Agent may resign at any time upon thirty days’ notice by notifying the Lenders and Borrower, and any Agent may be removed at any time by the Required Lenders (with a prior written notice to Borrower). Upon any such resignation or removal, the Required Lenders shall have the right, with the consent of Borrower (such consent not to be unreasonably withheld), to appoint a successor Agent. If no successor shall have been so appointed by the Required Lenders and approved by Borrower and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation or after the Administrative Agent’s removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender with an office in New York, New York, an Affiliate of a Lender or a financial institution with an office in New York, New York having a combined capital and surplus that is not less than $250,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 8.07). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 8.08Non-Reliance on Agent or Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.09No Other Duties; Etc. The parties agree that neither the Administrative Agent nor the Collateral Agent shall have any obligations, liability or responsibility under or in connection with this Agreement and the other Financing Documents and that none of the Agents shall have any obligations, liabilities or responsibilities except for those expressly set forth herein and in the other Financing Documents. The Collateral Agent shall have all of the rights (including indemnification rights), powers, benefits, privileges, exculpations, protections and immunities granted to the Collateral Agent under the other Financing Documents, all of which are incorporated herein mutatis mutandis.

Section 8.10Erroneous Payments.

(a)If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.10 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Payment Recipient, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Payment Recipient shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.10(a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender and Secured Party hereby agrees that, to the extent it fails to return any Erroneous Payment to the Administrative Agent pursuant to, and within the time periods required by, clauses (a) or (b) above, the Administrative Agent (or its Affiliates) is authorized at any time and from time to time thereafter, to the fullest extent permitted by law, to net, set off and apply any and all deposits of such Lender or Secured Party (general or special, time or demand, provisional or final) at any time held by or on behalf of the Administrative Agent (or its Affiliate, including by branches and agencies of the Administrative Agent, wherever located) for the account of such Lender or Secured Party against any such amounts.

(d)

(i)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to any electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrower or the Administrative Agent, (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)Subject to Section 10.04 (but excluding, in all events, any assignment consent or approval requirements (whether from Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loans (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Financing Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Financing Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party; provided that this Section 8.10(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from Borrower for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Financing Document.

Article IX

GUARANTY

Section 9.01Guaranty.

(a)For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Subsidiary Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees the full and punctual payment and performance (whether at stated maturity, upon acceleration or otherwise) of all Guaranteed Obligations, in each case as primary obligor and not merely as surety and with respect to all such Guaranteed Obligations howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. This is a guaranty of payment and not merely of collection.

(b)All payments made by the Subsidiary Guarantors under this Article IX shall be payable in the manner required for payments by Borrower hereunder.

(c)Any term or provision of this guaranty to the contrary notwithstanding the aggregate maximum amount of the Guaranteed Obligations for which any Subsidiary Guarantor shall be liable under this guaranty shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this guaranty or any other Financing Document, as it relates to such Subsidiary Guarantor void or voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer.

Section 9.02Guaranty Unconditional. The Guaranteed Obligations shall be unconditional and absolute and, without limiting the generality of the foregoing, (other than in connection with a Discharge of Obligations (as defined in the Security Agreement)) shall not be released, discharged or otherwise affected by:

(a)any extension, renewal, settlement, compromise, waiver or release in respect of any obligations of any Loan Party under the Financing Documents and/or any Commitments under the Financing Documents, by operation of law or otherwise (other than with respect to any such extension, renewal, settlement, compromise, waiver or release agreed in accordance with the terms hereunder as expressly applying to the Guaranteed Obligations);

(b)any modification or amendment of or supplement to this Agreement or any other Financing Document (other than with respect to any modification, amendment or supplement agreed in accordance with the terms hereunder as expressly applying to the Guaranteed Obligations);

(c)any failure to perfect or continue perfection of a security interest in any Collateral;

(d)any change in the corporate existence, structure or ownership of any ZincFive Company or any other Person, or any event of the type described in Sections 5.01, 6.01 or 6.07 with respect to any Person;

(e)the existence of any claim, set-off or other rights that the Subsidiary Guarantors may have at any time against any Loan Party, any Secured Party or any other Person (except for the defense that the Guaranteed Obligations have been paid), whether in connection herewith or with any unrelated transactions;

(f)any invalidity or unenforceability relating to or against any Loan Party for any reason of any Financing Document, or any provision of Applicable Law purporting to prohibit the performance by any Loan Party of any of its obligations under the Financing Documents (other than any such invalidity or unenforceability with respect solely to the Guaranteed Obligations);

(g)the failure of any Material Project Counterparty to make payments owed to any Loan Party; or

(h)any other act or omission to act or delay of any kind by any Loan Party, any Secured Party or any other Person or any other circumstance whatsoever that might, but for the provisions of this Section 9.02, constitute a legal or equitable discharge of the obligations of any Loan Party under the Financing Documents.

Section 9.03Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Guaranteed Obligations shall remain in full force and effect until the Discharge of Obligations (as defined in the Security Agreement). If at any time any payment made under this Agreement or any other Financing Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization or similar event of any Loan Party or any other Person or otherwise, then the Guaranteed Obligations with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 9.04Waiver by the Subsidiary Guarantors.

(a)Each Subsidiary Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (i) notice of acceptance of the guaranty provided in this Article IX and notice of any liability to which this guaranty may apply, (ii) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of any Secured Party against any Loan Party, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of any Loan Party to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the Guaranteed Obligations (including any Loan Party) except any of the foregoing as may be expressly required hereunder, (iii) any right to require the enforcement, assertion or exercise by any Secured Party of any right, power, privilege or remedy conferred upon such Person under the Financing Documents or otherwise and (iv) any right to require that any Secured Party exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Financing Document, or proceed to take any action against any Collateral or against any Loan Party or any other Person under or in respect of any Financing Document or otherwise, or protect, secure, perfect or ensure any Lien on any Collateral.

(b)Each Subsidiary Guarantor agrees and acknowledges that the Administrative Agent and each holder of any Guaranteed Obligations may demand payment of, enforce and recover from each Subsidiary Guarantor or any other Person obligated for any or all of such Guaranteed Obligations in any order and in any manner whatsoever, without any requirement that the Administrative Agent or such holder seek to recover from any particular Subsidiary Guarantor or other Person first or each Subsidiary Guarantor or other Persons pro rata or on any other basis.

Section 9.05Subrogation. Upon any Subsidiary Guarantor making any payment under this Article IX, such Subsidiary Guarantor, as applicable, shall be subrogated to the rights of the payee against Borrower with respect to such obligation; provided that no Subsidiary Guarantor shall enforce any payment by way of subrogation, indemnity, contribution or otherwise, or exercise any other right, against any other Loan Party (or otherwise benefit from any payment or other transfer arising from any such right) so long as any obligations under the Financing Documents (other than on-going but not yet incurred indemnity obligations) remain unpaid and/or unsatisfied.

Section 9.06Acceleration. All amounts subject to acceleration under this Agreement shall be payable by the Subsidiary Guarantors hereunder immediately upon demand by the Administrative Agent.

Article X

MISCELLANEOUS

Section 10.01Notices. Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder or thereunder shall be (i) in writing (including email) and (ii) sent by email or overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified below, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto:

(a)Borrower:

ZincFive Inc.
20170 SW 112th Ave,
Tualatin, OR, 97062
Attn: Tim Hysell, Bruce MacLean, David Meisels
Email: thysell@zincfive.com, bmaclean@zincfive.com, dmeisels@zincfive.com

(b)Administrative Agent and Collateral Agent:

OIC Investment Agent, LLC
292 Madison Avenue, Suite 2500
New York, NY 10017
Attention: Jeremy Glick, Zhao Yang, Dave Blanchard
Email: Jeremy@OIC.com, Zhao@OIC.com, Dave@OIC.com, team_zincfive@oic.com

(c)If to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and communications shall be effective when received by the addressee thereof during business hours on a Business Day in such Person’s location as indicated by such Person’s address in clauses (a) to (c) above, or at such other address as is designated by such Person in a written notice to the other parties hereto.

Section 10.02Waivers; Amendments.

(a)No Deemed Waivers; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between any Loan Party, or any of Borrower’s Affiliates, on the one hand, and any Agent or Lender on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any party thereto would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Lender to any other or further action in any circumstances without notice or demand.

(b)Amendments. No amendment or waiver of any provision of this Agreement or any other Financing Document (other than the Agent Reimbursement Letter and any fee letter between one or more Loan Parties and a Lender, each of which may be waived, amended or modified by the parties thereto in accordance with the terms thereof), and no consent to any departure by Borrower shall be effective unless in writing signed by the Administrative Agent, the Required Lenders and Borrower; provided that (A) no amendment, waiver or consent shall, without the written consent of the relevant Agent, affect the rights or duties of such Agent under this Agreement or any other Financing Document and (B) any separate fee agreement between Borrower and the Administrative Agent in its capacity as such or between Borrower and the Collateral Agent in its capacity as such may be amended or modified by such parties.

Notwithstanding anything herein or in any other Financing Document to the contrary, the Loan Parties and the Agents may (but shall not be obligated to) amend or supplement any Security Document without the consent of any Lender to cure any ambiguity, defect or inconsistency which is not material, or to make any change that would provide any additional rights or benefits to the Lenders.

Notwithstanding anything to the contrary in any Financing Document, Borrower, the Administrative Agent and the Collateral Agent may, without the need to obtain consent of any Lender, enter into an amendment to this Agreement and the other Financing Documents to (i) correct or cure any ambiguities, errors, omissions, mistakes, inconsistencies or defects jointly identified by Borrower and the Administrative Agent, (ii) to effect administrative changes of a technical or immaterial nature, or (iii) to fix incorrect cross-references or similar inaccuracies in this Agreement or the applicable Financing Document.

Section 10.03Expenses; Indemnity; Etc.

(a)Costs and Expenses. Borrower agrees to pay or reimburse each of the Agents and the Lenders for: (I) all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders (including the reasonable fees and expenses of Latham & Watkins LLP, counsel to the Administrative Agent and the Collateral Agent (or such other external counsel that the Agents may select from time to time) and experts engaged by the Agents or the Lenders from time to time, including any project or construction management consultants) in connection with (A) the negotiation, preparation, execution, delivery and performance of this Agreement and the other Financing Documents and the extension of credit under this Agreement (whether or not the transaction contemplated hereby and thereby shall be consummated), (B) any amendment, modification or waiver of any of the terms of this Agreement or any other Financing Documents) or (C) any matters described in Section 5.08; (II) all reasonable and documented out-of-pocket costs and expenses of the Lenders (including payment of the fees provided for herein) and the Agents (including external counsels’ fees and expenses and reasonable experts’ fees and expenses) in connection with (A) any Default or Event of Default and any enforcement or collection proceedings resulting from such Default or Event of Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the ZincFive Companies under this Agreement or any other Financing Document or Material Project Documents and (B) the enforcement of this Section 10.03 or the preservation of their respective rights; and (III) all costs and expenses incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein (including all costs, expenses, recording fees and other charges procured with respect to the Liens created pursuant to any Mortgage). Notwithstanding anything to the contrary in this Agreement, the costs and expenses reimbursable pursuant to this Section 10.03(a) shall be subject to the limitations set forth in the Agent Reimbursement Letter.

(b)Indemnification by Borrower. Each Loan Party agrees to indemnify and hold harmless each of the Agents and the Lenders and their affiliates and their respective directors, officers, employees, administrative agents, attorneys-in-fact and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (other than Excluded Taxes and Indemnified Taxes), joint or several, to which such Indemnified Party may become subject related to or arising out of any transaction contemplated by the Financing Documents or the execution, delivery and performance of the Financing Documents or any other document in any way relating to the Financing Documents and the transactions contemplated by the Financing Documents (including, for avoidance of doubt, any liabilities arising under or in connection with Environmental Law) and will reimburse any Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket external counsel fees and expenses) as they are incurred in connection therewith. Borrower will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense (x) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (y) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from disputes among Indemnified Parties (other than any claims arising out of any act or omission on the part of any ZincFive Company or its respective Affiliates). Borrower also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, or any of its security holders or creditors related to or arising out of the execution, delivery and performance of any Financing Document or any other document in any way relating to the Financing Documents or the other transactions contemplated by the Financing Documents, except to the extent that any loss, claim, damage or liability is found to have resulted from such Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. To the extent permitted by Applicable Law, Borrower shall not assert and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Financing Document or any agreement or instrument contemplated hereby, any Loans or the use of the proceeds thereof. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Indemnification by Lenders. To the extent that Borrower fails to pay any amount required to be paid to any Agent, their affiliates or agents under Section 10.03(a) or Section 10.03(b), each Lender severally agrees to pay ratably in accordance with the aggregate principal amount of the Loans held by the Lender to such Agent, affiliate or agent such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, affiliate or agent in its capacity as such.

(d)Settlements; Appearances in Actions. Borrower agrees that, without each Indemnified Party’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Indemnified Party under this Section (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against Borrower or any Affiliate thereof in which such Indemnified Party is not named as a defendant, Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including the reasonable and documented out-of-pocket fees and disbursements of its external legal counsel. In the case of any claim brought against an Indemnified Party for which Borrower may be responsible under this Section 10.03, the Agents and the Lenders agree (at the expense of Borrower) to execute such instruments and documents and cooperate as reasonably requested by Borrower in connection with Borrower’s defense, settlement or compromise of such claim, action or proceeding.

Section 10.04Successors and Assigns.

(a)Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Loan Parties may not assign or otherwise transfer, directly or indirectly, any of their respective rights or obligations hereunder or under any other Financing Document without the prior written consent of each Lender (and any attempted assignment or transfer by such Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer, directly or indirectly, any of its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.04(f)) and, to the extent expressly contemplated hereby, the Indemnified Parties referred to in Section 10.03(b) and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan at the time owing to it); provided that:

(i)except in the case of an assignment to a Lender or an Affiliate or Approved Fund, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000 unless Borrower and Administrative Agent otherwise consents;

(ii)except in the case of (A) an assignment to a Lender or an Affiliate or Approved Fund, (B) an assignment by the Lenders of up to 49.9% in the aggregate of the total Loans and Commitments to any Person that is neither an Affiliate of a Lender or Approved Fund (as of the Closing Date) nor prohibited by Section 10.04(i) or (C) if an Event of Default has occurred and is continuing, each of the Administrative Agent and Borrower must give its prior written consent to such assignment, not to be unreasonably withheld, conditioned or delayed;

(iii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iv)except in the case of an assignment to an Affiliate, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(v)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(vi)so long as no Event of Default has occurred and is continuing, Lender may not assign its rights hereunder or under any Financing Document to any party that is a direct competitor who engages directly in business similar to the Business of the Loan Parties or any distressed debt or vulture fund;

provided further that any consent of Borrower otherwise required under this clause (b) shall not be required if any Event of Default has occurred and is continuing and shall be deemed given if Borrower has not responded to a request for such consent within five (5) Business Days of the request. Upon acceptance and recording pursuant to Section 10.04(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.09, Section 2.10 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(f).

(c)Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, principal amount of the Loans from time to time and the amount of any Accrued Interest or Accrued Premium owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall give to any Lender promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Lenders.

(d)Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b) and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.04(d).

(e)Limitations on Rights of Assignees. An assignee Lender shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10 than the assigning Lender would have been entitled to receive with respect to the interest assigned to such assignee (based on the circumstances existing at the time of the assignment).

(f)Participations. Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a holding company investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or a Loan Party or any Loan Party’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Financing Documents (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Financing Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Documents. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.03(b) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to Section 10.04(g), Borrower agrees that each Participant shall be entitled to the benefits of Section 2.08, Section 2.09 ((subject to the requirements and limitations therein, including the requirements under Section 2.09)(g)) and Section 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b); provided that such Participant shall not be entitled to receive any greater payment under Section 2.08 or 2.09, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Financing Documents held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such participation complies with this Section 10.04 and that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations (or any amended or successor version thereof). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with Borrower’s prior written consent, or (ii) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.09 unless the Participant agrees, for the benefit of Borrower, to comply with Error! Reference source not found. and Error! Reference source not found. as though it were a Lender (it being understood that the documentation required under Error! Reference source not found. and Error! Reference source not found. shall be delivered to the participating Lender).

(h)Certain Pledges.

(i)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, the European Central Bank or any other central bank or similar monetary authority in the jurisdiction of such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; and provided further that any payment in respect of such pledge or assignment made by any Loan Party to or for the account of the pledging or assigning Lender in accordance with the terms of this Agreement shall satisfy such Loan Party’s obligations hereunder in respect of such pledged or assigned Loans to the extent of such payment.

(ii)Notwithstanding any other provision of this Agreement, any Lender may, without informing, consulting with or obtaining the consent of any other party to the Financing Documents and without formality under any Financing Documents, assign by way of security, mortgage, charge or otherwise create security by any means over, its rights under any Financing Document to secure the obligations of that Lender to any Person that would be a permitted assignee (without the consent of Borrower or any Agent) pursuant to Section 10.04(b) including (A) to the benefit of any of its Affiliates and/or (B) within the framework of its, or its Affiliates, direct or indirect funding operations.

(i)No Assignments to Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loans held by it hereunder to any Loan Party or any Affiliate of Borrower without the prior written consent of each other Lender.

Section 10.05Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loans or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.08, 2.09, 2.10, 10.03, 10.05, 10.12, 10.13, 10.14, 10.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents to which a Loan Party is party constitute the entire contract between and among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or scanned electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and any of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by such Lender or any such Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or denominated in a currency other than Dollars. The rights of each Lender or any such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09Governing Law; Jurisdiction; Etc.

(a)Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)Submission to Jurisdiction; Consent to Service of Process. Any legal action or proceeding with respect to this Agreement or any other Financing Document to which a Loan Party is a party shall, except as provided in clause (d) below, be brought in the courts of the State of New York, or of the United States District Court for the Southern District of New York, in each case, seated in the County of New York and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each party hereto agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, including by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment. Each party hereto hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such party at the address specified for such party in Section 10.01 and agrees that such service of process is sufficient to confer personal jurisdiction over such party in any such court, and otherwise constitutes effective and binding service in every respect.

(c)Waiver of Venue. Each party hereto hereby irrevocably waives any objection that it may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to the Business, this Agreement or any other Financing Document to which it is a party brought in the Supreme Court of the State of New York or in the United States District Court for the Southern District of New York, in each case, seated in the County of New York and hereby further irrevocably waives any right to stay or dismiss any such suit, action or proceeding brought in any such court on the basis of having been brought in an inconvenient forum.

(d)Rights of the Secured Parties. Nothing in this Section 10.09 shall limit the right of the Secured Parties to refer any claim to enforce a judgment under this Agreement against a Loan Party to any court of competent jurisdiction in any State where any Collateral is located, nor shall the taking of proceedings by any Secured Party before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

(e)WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING

CONSULTATION WITH LEGAL COUNSEL THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS Section 10.09 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER FINANCING DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.

(f)Waiver of Immunity. To the extent that a party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, sovereign immunity or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity, to the fullest extent permitted by law, in respect of its obligations under this Agreement and the other Financing Documents.

Section 10.10Acknowledgment Regarding Any Supported QFCs. To the extent that the Financing Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 10.10, the following terms have the following meanings:

(i)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such part.

(ii)“Covered Entity” means any of the following:

(A)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(B)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(C)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, board members (and members of committees thereof), managers, agents, consultants, Persons providing administration and settlement services and other professional advisors, including accountants, auditors, legal counsel, investment advisers or managers (to the extent providing investment advice relating to the transactions contemplated by this Agreement) and other advisors, in each case, with a bona fide need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any applicable regulatory or supervisory body or authority (including, without limitation, the National Association of Insurance Commissioners, the SVO or any similar organization, and any nationally recognized rating agency that requires access to information about any Lender’s investment portfolio), by Applicable Laws or regulations or by any subpoena, oral question posed at any deposition, interrogatory or similar legal process (including, for the avoidance of doubt, to the extent requested in connection with any pledge or assignment pursuant to Section 10.04(h)); provided that the party from whom disclosure is being required shall give notice thereof to Borrower as soon as practicable (unless restricted from doing so and except where disclosure is to be made to a regulatory or supervisory body or authority during the ordinary course of its supervisory or regulatory function), (iii) to any other party to this Agreement, (iv) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (v) with the consent of Borrower, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.12 or (B) becomes available to any Agent or any Lender on a non-confidential basis from a source other than Borrower other than as a result of a breach of this Section 10.12 or (vii) to any Person with whom Borrower, an Agent or a Lender has entered into (or potentially may enter into), whether directly or indirectly, any transaction under which payments are to be made or may be made by reference to, one or more Financing Documents and/or Borrower or to any of such Person’s Affiliates, representatives, agents or professional advisors. For the purposes of this Section 10.12, “Information” means all information received from the Loan Parties relating to such Loan Party’s business or otherwise furnished pursuant to this Agreement or any other Financing Document, other than any such information that is available to the Agents or any Lender on a non-confidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13Interest Rate Limitation.

(a)It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States and the laws of any State whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Financing Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Financing Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Loans (or, to the extent that the principal amount of the Loans shall have been or would thereby be paid in full, refunded by such Lender to Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans (or, to the extent that the principal amount of the Loans shall have been or would thereby be paid in full, refunded by such Lender to Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of Loans until payment in full so that the rate or amount of interest on account of any Loan hereunder does not exceed the maximum amount allowed by such applicable law.

(b)If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 10.13 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 10.13.

Section 10.14No Third Party Beneficiaries. The agreement of the Lenders to make the Loans to Borrower on the terms and conditions set forth in this Agreement, is solely for the benefit of the Loan Parties, the Agents and the Lenders, and no other Person (including any Material Project Counterparty, contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman furnishing labor, supplies, goods or services to or for the benefit of Borrower) shall have any rights under this Agreement or under any other Financing Document or Material Project Document as against the Agent or any Lender or with respect to any extension of credit contemplated by this Agreement.

Section 10.15Reinstatement. The obligations of Borrower under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in Bankruptcy or reorganization or otherwise, and Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of external counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Bankruptcy, insolvency or similar law.

Section 10.16Release of Collateral.

(a)Notwithstanding anything to the contrary contained herein or in any other Financing Document, upon the Discharge of Obligations (as defined in the Security Agreement), upon request of Borrower, the Collateral Agent and Administrative Agent shall (without notice to, or vote or consent of, any Lender) each take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Financing Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon any proceedings in Bankruptcy or reorganization or otherwise, all as though such payment had not been made.

(b)Notwithstanding anything to the contrary contained herein or any other Financing Document, in connection with a sale or Disposition of property permitted by this Agreement (i) the Lien encumbering such property shall be automatically released and (ii) upon request of Borrower, the Collateral Agent and Administrative Agent shall each (without notice to, or vote or consent of, any Lender and at the sole cost and expense of Borrower) take such actions as shall be required to release its security interest in such property.

Section 10.17USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 10.18Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZINCFIVE, INC., as Borrower

By:	/s/ Tim Hysell
	Name:	Tim Hysell
	Title:	Chief Executive Officer

ZINCFIVE POWER, INC., as Subsidiary Guarantor

By:	/s/ Tim Hysell
	Name:	Tim Hysell
	Title:	Chief Executive Officer

ZINCFIVE, LLC, as Subsidiary Guarantor

By:	/s/ Tim Hysell
	Name:	Tim Hysell
	Title:	Chief Executive Officer

BLUE EARTH POWER PERFORMANCE SOLUTIONS, INC., as Subsidiary Guarantor

By:	/s/ Tim Hysell
	Name:	Tim Hysell
	Title:	Chief Executive Officer

Signature Page to Credit Agreement (ZincFive)

OIC INVESTMENT AGENT, LLC, as Administrative Agent and Collateral Agent

By:	/s/ Nazar Massouh
	Name:	Nazar Massouh
	Title:	Chief Executive Officer

Signature Page to Credit Agreement (ZincFive)

OIC GROWTH FUND I AUS, L.P., as a Lender

By: OIC Growth Fund I GP, L.P. Its: general partner By: OIC Growth Fund I Upper GP, LLC Its: general partner

By:	/s/ Nazar Massouh
	Name:	Nazar Massouh
	Title:	CEO and Managing Partner

OIC GROWTH FUND I GPFA, L.P., as a Lender

By: OIC Growth Fund I GP, L.P. Its: general partner By: OIC Growth Fund I Upper GP, LLC Its: general partner

By:	/s/ Nazar Massouh
	Name:	Nazar Massouh
	Title:	CEO and Managing Partner

OIC GROWTH FUND I, L.P., as a Lender

By: OIC Growth Fund I GP, L.P. Its: general partner By: OIC Growth Fund I Upper GP, LLC Its: general partner

By:	/s/ Nazar Massouh
	Name:	Nazar Massouh
	Title:	CEO and Managing Partner

Signature Page to Credit Agreement (ZincFive)

OIC GROWTH FUND I PV, L.P., as a Lender

By: OIC Growth Fund I GP, L.P. Its: general partner By: OIC Growth Fund I Upper GP, LLC Its: general partner

By:	/s/ Nazar Massouh
	Name:	Nazar Massouh
	Title:	CEO and Managing Partner

Signature Page to Credit Agreement (ZincFive)